                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 AMENDMENT NO. 1
                          TO CURRENT REPORT ON FORM 8-K


       Date of Report (Date of earliest event reported) - January 21, 1994

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                            DRESSER INDUSTRIES, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as specified in its Charter)



       DELAWARE                       1-4003                   75-0813641
- ----------------------      -------------------------     -------------------
(State  or  other juris-      (Commission File No.)       (I. R. S. Employer
diction of incorporation)                                 Identification No.)


                      2001 Ross Avenue, Dallas, Texas 75201
                      -------------------------------------
                    (Address of Principal Executive Offices)


        Registrant's telephone number, including area code (214) 740-6000
                                                           --------------

     The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated January 21, 1994, as set forth in the pages attached hereto:


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial statements of business acquired.


          Supplemental Consolidated Financial Statements are attached hereto.



     The following documents, which have been filed by Baroid Corporation ("Baroid") with the Securities and Exchange Commission are hereby incorporated herein by reference:

          1) Baroid's Annual Report on Form 10-K for its fiscal year ended December 31, 1992;

          2) Baroid's Quarterly Report on Form 10-Q for the period ended March 31, 1993;

          3) Baroid's Quarterly Report on Form 10-Q for the period ended June 30, 1993;

          4) Baroid's Quarterly Report on Form 10-Q for the period ended September 30, 1993;

          5) Baroid's Current Reports on Form 8-K dated January 29, 1993, February 1, 1993, March 29, 1993, April 16, 1993, May 5, 1993, June 7,
          1993, July 26, 1993, August 2, 1993, September 7, 1993, October 1,
          1993, October 27, 1993, November 9, 1993, December 29, 1993, January 14, 1994 and January 18, 1994; and

          6) Baroid's final prospectus dated April 16, 1993, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.




     (b)  Pro Forma financial information.

          Unaudited Pro Forma Combined Condensed Financial Statements are attached hereto.



     (c)  Exhibits

          2.1  Agreement and Plan of Merger dated as of September 7, 1993.

          23.1 Consent of Price Waterhouse.

          23.2 Consent of Ernst & Young.

          23.3 Consent of Arthur Andersen & Co.

          23.4 Consent of Coopers & Lybrand.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                              DRESSER INDUSTRIES, INC.



                              By:  /s/ George H. Juetten
                                   George H. Juetten
                                   Vice President- Controller



Dated: March 10, 1994

                                    Form 8-K/A

                                  Amendment No. 1
                           To Current Report on Form 8-K

                                Items 7(a) and (b)

                            Financial Statements and
                         Pro Forma Financial Information

                          Index to Financial Statements


                                                                      Page
                                                                     Number
                                                                     ------
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                                       F-3

Report of Management                                                  F-10

Report of Independent Accountants -
  Price Waterhouse                                                    F-11

Supplemental Consolidated Statements
  of Earnings (Loss) - Years Ended
  October 31, 1993, 1992 and 1991                                     F-12

Supplemental Consolidated Balance
  Sheets - October 31, 1993 and 1992                                  F-13

Supplemental Consolidated Statements
  of Shareholders' Investment -
  Years Ended October 31, 1993, 1992
  and 1991                                                            F-14

Supplemental Consolidated Statements
  of Cash Flows - Years Ended
  October 31, 1993, 1992 and 1991                                     F-15

Notes to Supplemental Consolidated
  Financial Statements                                                F-16

Report of Independent Auditors -
  Ernst & Young                                                       F-44

Report of Independent Accountants -
  Coopers & Lybrand                                                   F-45

Unaudited Pro Forma Combined Condensed
  Financial Statements                                                F-46



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The following discussion should be read in conjunction with the Supplemental Consolidated Financial Statements and the Notes thereto appearing elsewhere in this report.

    On January 21, 1994, a wholly owned subsidiary of Dresser Industries, Inc. (Dresser) merged with Baroid Corporation (Baroid). Dresser issued 0.40 shares of its common stock for each share of outstanding Baroid common stock, and Baroid became a wholly-owned subsidiary of Dresser. The "Company" as used in this discussion refers to Dresser and its subsidiaries including Baroid. The merger has been accounted for as a pooling of interests. Financial data, statistical data, financial statements and discussions of financial information included in this report have been restated to reflect the financial position and results of operations as if the merger had occurred on November 1, 1990. See Notes A and D to Supplemental Consolidated Financial Statements for more information about the merger.

RESULTS OF OPERATIONS 1993 COMPARED TO 1992

    Earnings from continuing operations in 1993 increased $36 million to $128 million. The increase is attributable to the acquisition of Bredero Price, improved earnings in Oilfield Services and Engineering Services operations and changes implemented to reduce costs associated with retiree medical benefit plans partially offset by expenses related to the merger with Baroid.

    Revenues increased from $4.6 billion to $5.0 billion. The consolidation of Dresser-Rand's financial statements in 1993 was the primary reason for the increase. In 1992, Dresser-Rand was accounted for using the equity method.

    Earnings from operations were $245 million in 1993 compared to $171 million in 1992. Both 1993 ($105 million) and 1992 ($70 million) included Special Charges. The 1993 charges were primarily due to the settlement of the Parker & Parsley litigation ($65 million) and expenses related to the merger ($31 million). The 1992 charges were mainly attributable to restructuring, particularly the Ingersoll-Dresser Pump joint venture. Excluding the Special Charges, Earnings from Operations were $350 million in 1993 and $241 million in 1992. In 1993, Earnings from Operations included 100% of Dresser-Rand's results, which added $46 million compared to 1992. In addition, the Company and its joint ventures amended retiree medical benefit plans, thereby reducing the related 1993 expense by some $26 million compared to 1992. Also during 1993, Ingersoll-Dresser Pump Company sold the inventory the Company contributed to the joint venture, allowing the release of the associated LIFO inventory reserves of $21 million. This gain is reflected as a component of the earnings from the joint venture. See the Industry Segment Analysis for a discussion of the results for each segment.

    Net other income increased from $8 million in 1992 to $23 million in 1993 because of a $13 million gain resulting from a plan change in retiree medical benefits for younger employees. Reduced interest expense resulting from the redemption of sinking fund debentures in 1992 was offset by interest on debt incurred to finance acquisitions.

    The effective tax rate declined to 36% in 1993 from 43% in 1992 as a result of reduced losses in foreign countries with no tax benefit, increased utilization of foreign tax credits and a $9 million benefit associated with a change in the tax rate from 34% to 35%.

    The consolidation of Dresser-Rand in 1993 resulted in an increase in minority interest representing our partner's 49% share of Dresser-Rand's earnings.

RESULTS OF OPERATIONS 1992 COMPARED TO 1991

    Earnings from continuing operations were $92 million in 1992, down from $138 million in 1991. The decrease reflected the after-tax special charge of $50 million for restructuring versus $26 million in 1991, and the increased expense for retiree medical benefits of $21 million net of tax.

    Revenues declined to $4.55 billion from $4.68 billion in 1991, with slightly lower revenues in each segment accounting for the reduction.

    Earnings from operations before Special Charges in 1992 of $241 million were $55 million lower than the $296 million recorded in 1991. The change in accounting for retiree medical benefits in 1992 accounted for $32 million of the reduction. See the Industry Segment Analysis for a discussion of the results for each segment.

    Net other income amounted to $8 million in 1992 versus net other expense of $14 million in 1991. The redemption of high rate sinking fund debentures reduced interest expense by $8 million. Also in 1992, the Company sold a partial interest in M. W. Kellogg's United Kingdom subsidiary resulting in a $15 million gain.

    The effective tax rate increased to 43% in 1992 from 40% in 1991. A reduction in utilization of foreign tax credits and increased foreign losses with no corresponding tax benefit caused the increase.

    In 1992, Dresser spun-off its industrial products operations (INDRESCO) and made the decision to dispose of its Environmental Products business. In 1991, Baroid made the decision to sell its Atlas Bradford and Shaffer subsidiaries which comprised Baroid's oilfield equipment segment. The results of these operations are reflected as Discontinued Operations in the 1992 and 1991 Supplemental Consolidated Financial Statements.

    In 1992, the Company adopted two new accounting standards relating to retiree medical benefits and income taxes. The combined net effect of these changes was a one time non-cash charge of $394 million or $2.29 per share, which is reflected as the Cumulative Effect of Accounting Changes in the 1992 Supplemental Consolidated Statement of Earnings.

LEGAL AND ENVIRONMENTAL MATTERS

    During 1993, the Company settled litigation involving Parker & Parsley for a cash payment of $58 million. See Note L to Supplemental Consolidated Financial Statements, Commitments and Contingencies, for further discussion of this settlement and other pending legal matters. Note L also includes disclosure of environmental clean-up situations in which the Company is involved.

CASH FLOW AND FINANCIAL POSITION

    The Company's overall financial position remains strong at October 31, 1993. During 1993, Dresser redeemed the last of its 11 3/4% debentures and issued $300 million of 6.25% Notes due 2000. Also during 1993, Baroid issued $150 million of 8% Senior Notes due 2003. The proceeds from the $300 million of 6.25% Notes and $200 million of commercial paper borrowings were used to finance the acquisition of Bredero Price and TK Valve ($267 million), repay long-term debt ($80 million) and pay the settlement of the Parker & Parsley litigation ($58 million). The proceeds from the $150 million of 8% Senior Notes were used to repay a portion of the outstanding borrowings under Baroid's Bank Credit Facility.

    On January 28, 1994, the Company sold its interest in Western Atlas International, Inc. for $358 million in cash and $200 million in notes. (See Note S to Supplemental Consolidated Financial Statements.) Part of the proceeds were used on January 28, 1994 to repay $180 million of short-term debt and $31 million borrowings against Baroid's Bank Credit Facility. These payments helped reduced the ratio of debt to total capitalization to 30% as of January 31, 1994 giving a ratio that is consistent with the Company's objective of 35% debt and 65% equity. Management believes that available cash and short-term credit lines, combined with cash provided by operations, will be adequate to finance known requirements.

    Capital expenditures increased in 1993 by $59 million to $192 million. Most of the increase was due to the consolidation of Dresser-Rand in 1993. Dresser-Rand's capital expenditures amounted to $58 million in 1993 compared to the Pump Operations capital expenditures of $13 million in 1992. Capital expenditures planned for 1994 approximate $200 million.

INDUSTRY SEGMENT ANALYSIS

    See details of financial information by Industry Segment that follow the discussion paragraphs below.

OILFIELD SERVICES

    In 1993, Drilling Fluids revenues and operating profits increased $55 million and $10 million, respectively, from 1992. Both M-I Drilling Fluids and Baroid Drilling Fluids had increases reflecting the favorable impact of higher North American drilling activity on volume. In addition, M-I benefited from restructuring costs accrued in 1992.

    In 1992, Drilling Fluids revenues and operating profits were down from 1991 levels by $78 million and $29 million, respectively. The decreases were due to lower levels of drilling activity both in North American and in international markets.

    In comparing 1993 to 1992, other Oilfield Service Operations showed increases of $236 million in revenues and $59 million in operating profit. The increases included revenues of $209 million and operating profit of $42 million of Bredero Price and TK Valve which were acquired in 1993. Oilfield equipment and drilling service operations benefited from the improvement in North American drilling activity and from an increase in Sperry-Sun's international sales volume.

    Other Oilfield Service Operations had an increase of $36 million in revenues but a decrease of $24 million in operating profit when comparing 1992 to 1991. The increase in revenues was attributable to Sub Sea's offshore services operations and resulted from a significant contract off the coast of New Zealand and contracts in the Gulf of Mexico to repair damage done by Hurricane Andrew. Sub Sea had an increase in operating profit of $4.0 million. The other operations suffered significantly lower operating profit due to a world-wide reduction in drilling activity.

    Western Atlas International, owned 29.5% by Dresser, benefited from better North American activity and continuing expanded international markets in 1993. On 10% lower revenues, the Company's share of operating profit increased to $39 million or 11% from 1992, which showed a similar increase over 1991. The Company sold its interest in Western Atlas International to the majority partner on January, 28 1994 for $558 million. See Note S to Supplemental Consolidated Financial Statements.

HYDROCARBON PROCESSING INDUSTRY

    Changes in ownership and the formation of a major joint venture have significantly affected the comparison of revenues and operating profit in the Hydrocarbon Processing Segment. Dresser increased its ownership in Dresser-Rand Company from 50% to 51% as of October 1, 1992. As a result, Dresser-Rand is included as a consolidated subsidiary in 1993 and as a major joint venture in 1992 and 1991. Ingersoll-Dresser Pump Company was formed as of October 1, 1992 with Dresser owning 49%. Ingersoll-Dresser Pump is included as a major joint venture in 1993. Dresser's Pump business, which was transferred to Ingersoll-Dresser Pump, is included as consolidated Pump Operations in 1992 and 1991.

    Revenues for 1993 of consolidated operations other than Dresser-Rand and Pump Operations decreased 4% from 1992. A 12% decrease in sales in the Valve and Controls Division was primarily due to depressed market conditions in key international markets and to the strength of the dollar compared to other currencies.

    Operating profit of the consolidated operations other than Dresser-Rand and Pump Operations of $128 million was 2% under 1992. A strong performance in 1993 by the Wayne Division with earnings up $15 million from 1992 offset a 23% decline for Valve and Controls. Earnings in international markets, principally Europe, were down in 1993 compared to the prior year. Also, inventory reductions in 1992, which resulted in a favorable LIFO impact of $9 million, did not recur in 1993.

    In 1992, consolidated sales excluding Dresser-Rand and Pump Operations were down slightly from 1991 with no significant changes in any one division. Earnings in 1992 increased $13 million compared to 1991. Strong earnings for the Wayne Division, improvements in the Instrument and Valve and Controls divisions and the LIFO benefit referred to above were the primary reasons for the increase.

    Dresser-Rand, reported as a consolidated operation in 1993, had sales of $1.1 billion, which were 13% lower than in 1992. In 1992, sales which were not included in Dresser's consolidated revenues increased from $1.2 billion in 1991 to $1.3 billion. Operating profit for each of the last three years was $90 million in 1993, $86 million in 1992 and $94 million in 1991. Expenses associated with the change in accounting for retiree medical costs reduced earnings by $14 million and $20 million in 1993 and 1992, respectively, compared to 1991.

    Ingersoll-Dresser Pump Company operated at break-even in 1993, as the joint venture with Ingersoll-Rand rationalized the operations of the two former separate businesses. Also a significant portion of the joint venture's market is the European Community, which was in the midst of a recession in 1993. Operating profit for 1993 consists primarily of a $21 million release of LIFO inventory reserves related to inventory contributed to the joint venture by the Company, which was sold to third parties during the year. The Company's separate Pump Operations contributed earnings of $32 million and $36 million in 1992 and 1991, respectively.

    Special charges of $7 million were recorded in 1993 related to plant closing and other restructuring in the Wayne and Valve and Control operations, primarily in Europe, and similar actions at Dresser-Rand. In 1992, special charges related to the restructuring of Pump Operations ($35 million) and restructuring and special warranty claims in other Hydrocarbon Processing operations ($14 million).

ENGINEERING SERVICES

    Revenues in 1993 of $1.2 billion decreased 22% from 1992. In 1992, revenues were 2% under 1991. The decline in revenues reflected reduced hydrocarbon processing activity in certain international areas and slow growth and project delays in the U.S. In 1991, revenues included a $22 million payment received by The M. W. Kellogg Company for its retained interest in a foreign project.

    Engineering Services operating profit in 1993 increased $8 million from 1992; in 1992 operating profit was $15 million over 1991. In 1992, M. W. Kellogg realized a $15 million gain from the sale of a partial interest in its U.K. subsidiary. Operating profit in 1991 included the $22 million in revenue for the retained interest in a foreign project. Increased operating profit on lower revenues is due to enhanced gross margins on large international projects involving technologies in which M. W. Kellogg possesses expertise.

INDUSTRY SEGMENT FINANCIAL INFORMATION -- COVERED BY
 REPORT OF INDEPENDENT ACCOUNTANTS

    The following financial information by Industry Segment for the years ended October 31, 1993, 1992 and 1991 is an integral part of Note Q to Supplemental Consolidated Financial Statements.

    The Company increased its ownership in Dresser-Rand Company from 50% to 51% as of October 1, 1992. As a result, Dresser-Rand is included as a consolidated subsidiary in 1993 and as a major joint venture operation in 1992 and 1991. Ingersoll-Dresser Pump Company was formed as of October 1, 1992 with the Company owning 49%. Ingersoll-Dresser is included as a major joint venture investment in 1993. The Company's Pump business that was transferred to Ingersoll-Dresser is included as Pump Operations in 1992 and 1991.

INDUSTRY SEGMENT FINANCIAL INFORMATION -- COVERED BY
 REPORT OF INDEPENDENT ACCOUNTANTS (CONTINUED)

                                                                                     1993         1992         1991
                                                                                   ---------    ---------    ---------
                                                                                              (IN MILLIONS)
Consolidated sales and service revenues
  Oilfield Services.............................................................   $ 1,610.6    $ 1,319.6    $ 1,361.7
                                                                                   ---------    ---------    ---------
  Hydrocarbon Processing Industry
    Dresser-Rand (100%).........................................................     1,118.1       --           --
    Pump Operations.............................................................      --            517.5        553.1
    Other Operations............................................................     1,118.7      1,162.3      1,180.3
                                                                                   ---------    ---------    ---------
                                                                                     2,236.8      1,679.8      1,733.4
                                                                                   ---------    ---------    ---------
  Engineering Services..........................................................     1,209.3      1,558.8      1,594.2
                                                                                   ---------    ---------    ---------
  Eliminations..................................................................       (12.9)        (6.4)        (8.2)
                                                                                   ---------    ---------    ---------
      Total consolidated sales and service revenues.............................   $ 5,043.8    $ 4,551.8    $ 4,681.1
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Share of sales and service revenues of major joint ventures
  Western Atlas (29.5%).........................................................   $   320.4    $   354.5    $   343.1
  Dresser-Rand (50%)............................................................      --            645.2        595.1
  Ingersoll-Dresser Pump (49%)..................................................       372.9         39.7       --
                                                                                   ---------    ---------    ---------
                                                                                   $   693.3    $ 1,039.4    $   938.2
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Operating profit and earnings before taxes
  Oilfield Services
    Consolidated Operations.....................................................   $   134.6    $    65.8    $   118.0
    Western Atlas Operations....................................................        39.2         35.2         32.7
    Special charges.............................................................          .6        (17.1)       (22.3)
                                                                                   ---------    ---------    ---------
                                                                                       174.4         83.9        128.4
                                                                                   ---------    ---------    ---------
  Hydrocarbon Processing Industry
    Dresser-Rand operations.....................................................        89.5         43.2         47.1
    Pump Operations.............................................................        21.2         31.5         35.8
    Other Operations............................................................       127.9        131.1        118.0
    Special charges.............................................................        (7.5)       (49.3)        (3.3)
                                                                                   ---------    ---------    ---------
                                                                                       231.1        156.5        197.6
                                                                                   ---------    ---------    ---------
  Engineering Services..........................................................        75.8         67.6         53.0
                                                                                   ---------    ---------    ---------
      Total operating profit....................................................       481.3        308.0        379.0

  General corporate expenses....................................................       (68.1)       (65.8)       (62.6)
  Other nonsegment expenses.....................................................       (35.1)       (33.2)       (22.7)
  Special charges...............................................................       (98.2)        (3.6)         (.6)
  Retiree benefit curtailment gain..............................................        12.8       --           --
  Interest expense, net.........................................................       (24.8)       (26.7)       (36.8)
                                                                                   ---------    ---------    ---------
      Earnings before taxes.....................................................   $   267.9    $   178.7    $   256.3
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------

INDUSTRY SEGMENT FINANCIAL INFORMATION -- COVERED BY
 REPORT OF INDEPENDENT ACCOUNTANTS (CONTINUED)

                                                                                     1993         1992         1991
                                                                                   ---------    ---------    ---------
                                                                                              (IN MILLIONS)
Identifiable assets
  Oilfield Services
    Consolidated Operations.....................................................   $ 1,558.2    $ 1,049.2    $ 1,051.1
    Western Atlas investment....................................................       278.2        259.0        236.0
                                                                                   ---------    ---------    ---------
                                                                                     1,836.4      1,308.2      1,287.1
                                                                                   ---------    ---------    ---------
  Hydrocarbon Processing Industry
    Dresser-Rand assets/investment..............................................       756.7        733.7        126.9
    Pump investment/assets......................................................       140.0        147.8        279.7
    Other Operations............................................................       608.2        634.9        707.6
                                                                                   ---------    ---------    ---------
                                                                                     1,504.9      1,516.4      1,114.2
                                                                                   ---------    ---------    ---------
  Engineering Services..........................................................       510.7        470.7        395.9
                                                                                   ---------    ---------    ---------
  Eliminations..................................................................       (22.0)       (21.5)       (21.5)
                                                                                   ---------    ---------    ---------
      Total identifiable assets.................................................     3,830.0      3,273.8      2,775.7

  Investment in INDRESCO........................................................      --           --            399.2
  Corporate assets..............................................................       540.7        559.5        629.0
                                                                                   ---------    ---------    ---------
      Total assets..............................................................   $ 4,370.7    $ 3,833.3    $ 3,803.9
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Consolidated capital expenditures
  Oilfield Services.............................................................   $    80.8    $    64.6    $   105.9
                                                                                   ---------    ---------    ---------
  Hydrocarbon Processing Industry
    Dresser-Rand (100%).........................................................        57.5       --           --
    Pump Operations.............................................................      --             12.7         11.5
    Other Operations............................................................        33.6         40.3         50.4
                                                                                   ---------    ---------    ---------
                                                                                        91.1         53.0         61.9
                                                                                   ---------    ---------    ---------
  Engineering Services..........................................................         2.8         13.1         23.7
                                                                                   ---------    ---------    ---------
  Corporate.....................................................................        17.0          2.4         11.1
                                                                                   ---------    ---------    ---------
      Total consolidated capital expenditures...................................   $   191.7    $   133.1    $   202.6
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Share of capital expenditures of major joint ventures
  Western Atlas (29.5%).........................................................   $    46.7    $    70.7    $    58.7
  Dresser-Rand (50%)............................................................      --             65.4         24.0
  Ingersoll-Dresser Pump (49%)..................................................        11.3       --           --
                                                                                   ---------    ---------    ---------
      Total.....................................................................   $    58.0    $   136.1    $    82.7
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------

INDUSTRY SEGMENT FINANCIAL INFORMATION -- COVERED BY
 REPORT OF INDEPENDENT ACCOUNTANTS (CONTINUED)

                                                                                     1993         1992         1991
                                                                                   ---------    ---------    ---------
                                                                                              (IN MILLIONS)
Consolidated depreciation and amortization
  Oilfield Services.............................................................   $    75.9    $    64.8    $    56.7
                                                                                   ---------    ---------    ---------
  Hydrocarbon Processing Industry
    Dresser-Rand (100%).........................................................        64.4       --           --
    Pump Operations.............................................................          .3         13.4         13.2
    Other Operations............................................................        33.8         33.0         31.3
                                                                                   ---------    ---------    ---------
                                                                                        98.5         46.4         44.5
                                                                                   ---------    ---------    ---------
  Engineering Services..........................................................        20.8         20.9         18.7
                                                                                   ---------    ---------    ---------
  Corporate.....................................................................        13.2         13.9         17.5
                                                                                   ---------    ---------    ---------
      Total consolidated depreciation and amortization..........................   $   208.4    $   146.0    $   137.4
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Share of depreciation and amortization of major joint ventures
  Western Atlas (29.5%).........................................................   $    39.6    $    37.0    $    30.0
  Dresser-Rand (50%)............................................................      --             17.8         19.2
  Ingersoll-Dresser Pump (49%)..................................................        10.8       --           --
                                                                                   ---------    ---------    ---------
                                                                                   $    50.4    $    54.8    $    49.2
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------

                              REPORT OF MANAGEMENT

    The supplemental consolidated financial statements of Dresser Industries, Inc. and Subsidiaries have been prepared by management and have been audited by independent accountants. The management of the Company is responsible for the financial information and representations contained in the financial statements and other sections of this report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect, in all material respects, the substance of events and transactions that should be included. In preparing the supplemental consolidated financial statements, it is necessary that management make informed estimates and judgments based on currently available information of the effects of certain events and transactions.

    In meeting its responsibility for the reliability of the supplemental consolidated financial statements, management depends on the Company's internal control structure. This internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with management's authorization and are properly recorded. In designing control procedures, management recognizes that errors or irregularities may occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. Management believes that the Company's internal control structure provides reasonable assurance that errors or irregularities that could be material to the supplemental consolidated financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions.

    The Board of Directors pursues its oversight role for the accompanying supplemental consolidated financial statements through its Audit and Finance Committee, which is composed solely of directors who are not officers or employees of the Company. The Committee meets with management and the internal auditors to review the work of each and to monitor the discharge by each of its responsibilities. The Committee also meets with the independent accountants and internal auditors, without management present, to discuss internal control structure, auditing and financial reporting matters.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dresser Industries, Inc.

    In our opinion, based upon our audits and the reports of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of earnings (loss), of shareholders' investment and of cash flows present fairly, in all material respects, the financial position of Dresser Industries, Inc. and its subsidiaries at October 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain of the combined companies for 1992 and 1991, which statements reflect total assets of $645.5 million at December 31, 1992 and total revenues of $754.8 million and $710.8 million for the years ended December 31, 1992 and 1991, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to these 1992 and 1991 amounts, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

    As described in Notes A and D, on January 21, 1994 Dresser Industries, Inc. merged with Baroid Corporation and its subsidiaries in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Dresser Industries, Inc. with Baroid Corporation.

    As discussed in Notes A, G and M to the supplemental consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, and Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, both effective as of November 1, 1991.

/s/ Price Waterhouse
- --------------------
PRICE WATERHOUSE

Dallas, Texas
February 9, 1994

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

                                                                                    YEARS ENDED OCTOBER 31,
                                                                               ----------------------------------
                                                                                  1993        1992        1991
                                                                               ----------  ----------  ----------
                                                                                 (IN MILLIONS, EXCEPT PER SHARE
                                                                                             DATA)
Sales........................................................................  $  3,414.8  $  2,619.4  $  2,756.0
Service revenues.............................................................     1,629.0     1,932.4     1,925.1
                                                                               ----------  ----------  ----------
  Total sales and service revenues...........................................     5,043.8     4,551.8     4,681.1
                                                                               ----------  ----------  ----------
Cost of sales................................................................     2,340.9     1,681.0     1,769.8
Cost of services.............................................................     1,452.0     1,799.9     1,790.2
                                                                               ----------  ----------  ----------
  Total costs of sales and services..........................................     3,792.9     3,480.9     3,560.0
                                                                               ----------  ----------  ----------
  Gross earnings.............................................................     1,250.9     1,070.9     1,121.1

Earnings from major joint ventures...........................................        60.6        80.6        79.8
Selling, engineering, administrative and general expenses....................      (961.9)     (910.9)     (904.5)
Special charges..............................................................      (105.1)      (70.0)      (26.2)
                                                                               ----------  ----------  ----------
  Earnings from operations...................................................       244.5       170.6       270.2
                                                                               ----------  ----------  ----------
Other income (deductions)
  Interest expense...........................................................       (43.9)      (47.0)      (58.8)
  Interest earned............................................................        19.1        20.3        22.0
  Retiree benefit curtailment gain...........................................        12.8      --          --
  Other, net.................................................................        35.4        34.8        22.9
                                                                               ----------  ----------  ----------
    Total....................................................................        23.4         8.1       (13.9)
                                                                               ----------  ----------  ----------
  Earnings before income taxes and other items below.........................       267.9       178.7       256.3

Income taxes.................................................................       (95.5)      (76.2)     (102.8)
Minority interest............................................................       (44.2)      (10.3)      (15.9)
                                                                               ----------  ----------  ----------
  Earnings from continuing operations........................................       128.2        92.2       137.6
Discontinued operations......................................................      --           (35.3)       (8.0)
                                                                               ----------  ----------  ----------
  Earnings before extraordinary items and accounting changes.................       128.2        56.9       129.6
Extraordinary items..........................................................      --            (6.3)        6.1
Cumulative effect of accounting changes......................................      --          (393.8)     --
                                                                               ----------  ----------  ----------
    Net earnings (loss)......................................................  $    128.2  $   (343.2) $    135.7
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings (loss) per common share
  Earnings from continuing operations........................................  $      .74  $      .54  $      .80
  Discontinued operations....................................................      --            (.20)       (.05)
                                                                               ----------  ----------  ----------
  Earnings before extraordinary items and accounting changes.................         .74         .34         .75
  Extraordinary items........................................................      --            (.04)        .04
  Cumulative effect of accounting changes....................................      --           (2.29)     --
                                                                               ----------  ----------  ----------
    Net earnings (loss)......................................................  $      .74  $    (1.99) $      .79
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   See Accompanying Notes to Supplemental Consolidated Financial Statements.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                 OCTOBER 31,
                                                                                             --------------------
                                                                                               1993       1992
                                                                                             ---------  ---------
                                     ASSETS                                                     (IN MILLIONS)
Current Assets
  Cash and cash equivalents................................................................  $   272.8  $   185.8

  Notes and accounts receivable............................................................      889.8      805.5
  Less allowance for doubtful receivables..................................................       35.0       26.4
                                                                                             ---------  ---------
                                                                                                 854.8      779.1
  Inventories
    Finished products and work in process..................................................      584.8      582.3
    Raw materials and supplies.............................................................      143.5       75.8
                                                                                             ---------  ---------
                                                                                                 728.3      658.1

  Deferred income taxes....................................................................      100.9       71.8
  Prepaid expenses.........................................................................       46.5       42.6
                                                                                             ---------  ---------

    Total Current Assets...................................................................    2,003.3    1,737.4
                                                                                             ---------  ---------
Investments and Other Assets
  Investments in and receivables from major joint ventures.................................      414.4      406.8
  Intangibles less accumulated amortization of $78.4 in 1993 and $61.4 in 1992.............      610.7      414.2
  Deferred income taxes....................................................................      210.9      210.5
  Other assets.............................................................................      189.7      175.7
                                                                                             ---------  ---------
    Total Investments and Other Assets.....................................................    1,425.7    1,207.2
                                                                                             ---------  ---------
Property, Plant and Equipment -- at cost
    Land and land improvements.............................................................      120.6      101.6
    Buildings..............................................................................      392.3      378.7
    Machinery and equipment................................................................    1,827.4    1,738.0
                                                                                             ---------  ---------
                                                                                               2,340.3    2,218.3
  Less accumulated depreciation............................................................    1,398.6    1,329.6
                                                                                             ---------  ---------
    Total Properties -- Net................................................................      941.7      888.7
                                                                                             ---------  ---------
      Total Assets.........................................................................  $ 4,370.7  $ 3,833.3
                                                                                             ---------  ---------
                                                                                             ---------  ---------
                                    LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities
  Short-term debt and current portion of long-term debt....................................  $   306.8  $   178.0
  Accounts payable.........................................................................      367.8      368.0
  Advances from customers on contracts.....................................................      288.3      262.2
  Accrued compensation and benefits........................................................      240.3      239.3
  Accrued warranty costs...................................................................       57.9       76.7
  Income taxes.............................................................................      102.3      120.7
  Other accrued liabilities................................................................      341.3      256.4
                                                                                             ---------  ---------
    Total Current Liabilities..............................................................    1,704.7    1,501.3
                                                                                             ---------  ---------
Employee Retirement Benefit Obligations....................................................      707.6      698.3

Long-Term Debt.............................................................................      486.7      142.5

Deferred Compensation, Insurance Reserves and Other Liabilities............................      103.0       97.6

Minority Interest..........................................................................      154.9      153.4

Shareholders' Investment --
  Preferred shares, 10 million authorized
  Common shares, $0.25 par value
   Authorized: 400 million
   Issued: 174.8 million...................................................................       43.7       43.7
  Capital in excess of par value...........................................................      366.7      369.8
  Retained earnings........................................................................      951.0      924.7
  Cumulative translation adjustments.......................................................     (130.2)     (78.2)
  Pension liability adjustment.............................................................      (13.8)      (4.0)
                                                                                             ---------  ---------
                                                                                               1,217.4    1,256.0
  Less treasury shares, at cost............................................................        3.6       15.8
                                                                                             ---------  ---------
    Total Shareholders' Investment.........................................................    1,213.8    1,240.2
                                                                                             ---------  ---------
Commitments and Contingencies

      Total Liabilities and Shareholders' Investment.......................................  $ 4,370.7  $ 3,833.3
                                                                                             ---------  ---------
                                                                                             ---------  ---------

   See Accompanying Notes to Supplemental Consolidated Financial Statements.

      DRESSER INDUSTRIES, INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED
                     STATEMENTS OF SHAREHOLDERS' INVESTMENT

                                                                                         YEARS ENDED OCTOBER 31,
                                                                                   -----------------------------------
                                                                                     1993         1992         1991
                                                                                   ---------    ---------    ---------
                                                                                     (IN MILLIONS, EXCEPT PER SHARE
                                                                                                  DATA)
Common Shares, Par Value
  Beginning of year.............................................................   $    43.7    $    43.7    $    43.7
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $    43.7    $    43.7    $    43.7
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Capital in Excess of Par Value
  Beginning of year.............................................................   $   369.6*       349.7    $   350.3
  Shares issued in connection with an acquisition...............................      --             23.3       --
  Shares issued under benefit and dividend reinvestment plans...................        (2.9)        (3.2)        (3.4)
  Common stock warrants issued..................................................      --           --              2.8
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $   366.7    $   369.8    $   349.7
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Retained Earnings
  Beginning of year.............................................................   $   924.2*   $ 1,766.1    $ 1,725.9
  Net earnings (loss)...........................................................       128.2       (343.2)       135.7
  Distribution of INDRESCO Inc. shares..........................................      --           (402.2)      --
  Dividends on common shares**..................................................      (100.0)       (96.0)       (95.5)
  Other.........................................................................        (1.4)      --           --
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $   951.0    $   924.7    $ 1,766.1
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Cumulative Translation Adjustments
  Beginning of year.............................................................   $   (68.2)*  $   (41.8)   $    (7.0)
  Translation rate changes......................................................       (62.0)       (24.7)       (34.8)
  Distribution of INDRESCO Inc. shares..........................................      --            (11.7)      --
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $  (130.2)   $   (78.2)   $   (41.8)
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Pension Liability Adjustment
  Beginning of year.............................................................   $    (4.0)   $    (3.0)   $    (1.7)
  Additional minimum pension liability..........................................        (9.8)        (1.0)        (1.3)
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $   (13.8)   $    (4.0)   $    (3.0)
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
Treasury Shares, at Cost
  Beginning of year.............................................................   $   (15.8)   $   (48.0)   $   (23.2)
  Shares purchased..............................................................      --           --            (36.0)
  Shares issued in connection with an acquisition...............................      --             20.0       --
  Shares issued under benefit and dividend reinvestment plans...................        12.2         12.2         11.2
                                                                                   ---------    ---------    ---------
    End of year.................................................................   $    (3.6)   $   (15.8)   $   (48.0)
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------
      Total Shareholders' Investment, End of year...............................   $ 1,213.8    $ 1,240.2    $ 2,066.7
                                                                                   ---------    ---------    ---------
                                                                                   ---------    ---------    ---------

- ------------------------
* Beginning of year balance is not the same as end of prior year due to duplication of Baroid activity for November and December of 1993.

** Dresser $.60 per share and Baroid $.20 per share in each year.


   See Accompanying Notes to Supplemental Consolidated Financial Statements.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED OCTOBER 31,
                                                                                  -------------------------------
                                                                                    1993       1992       1991
                                                                                  ---------  ---------  ---------
                                                                                           (IN MILLIONS)
Cash flows from operating activities:
  Net earnings (loss)...........................................................  $   128.2  $  (343.2) $   135.7
                                                                                  ---------  ---------  ---------
  Adjustments to reconcile net earnings (loss) to cash flow provided by operating activities:
    Cumulative effect of accounting changes.....................................     --          393.8     --
    Special charges.............................................................       31.0       49.0       22.9
    Discontinued operations losses..............................................     --           35.3        8.0
    Retiree benefit curtailment gain............................................      (12.8)    --         --
    Depreciation and amortization...............................................      208.4      146.0      137.4
    Gain on business disposals..................................................     --          (18.2)      (3.5)
    Cash received from partnership operations...................................       10.0        3.0       65.0
    Earnings from major joint ventures..........................................      (60.6)     (80.6)     (79.8)
    Minority interest in earnings...............................................       44.2       10.3       15.9
    Decrease (increase) in accounts receivable..................................      (41.7)     (38.2)      26.6
    Decrease (increase) in inventories..........................................      (85.4)      12.8      (22.5)
    Increase (decrease) in accounts payable and accrued liabilities.............       11.8       29.4      (39.4)
    Increase in advances from customers on contracts............................       55.1       44.6       33.8
    Increase (decrease) in income taxes payable.................................      (33.5)     (37.8)      25.2
    Other, net..................................................................      (41.7)       5.9      (32.4)
                                                                                  ---------  ---------  ---------
      Total adjustments.........................................................       84.8      555.3      157.2
                                                                                  ---------  ---------  ---------
  Net cash provided by operating activities.....................................      213.0      212.1      292.9
                                                                                  ---------  ---------  ---------
Cash flows from investing activities:
  Business acquisitions.........................................................     (294.4)      (1.9)     (89.2)
  Capital expenditures..........................................................     (191.7)    (133.1)    (202.6)
  Cash contributed to joint venture operations..................................     --           (8.7)    --
  Advances (to) from discontinued operations....................................        5.0      (24.4)     (35.6)
  Proceeds from disposals of assets.............................................       20.9       83.2       25.0
                                                                                  ---------  ---------  ---------
    Net cash used by investing activities.......................................     (460.2)     (84.9)    (302.4)
                                                                                  ---------  ---------  ---------
Cash flows from financing activities:
  Increase in short-term debt...................................................      217.3        7.1        9.9
  Proceeds from issuance of long-term debt......................................      539.6       65.3      333.6
  Payments on long-term debt....................................................     (301.3)    (235.2)    (298.0)
  Dividends paid................................................................     (100.0)     (96.0)     (95.6)
  Purchases of common shares, net...............................................     --         --          (36.0)
                                                                                  ---------  ---------  ---------
    Net cash provided (used) by financing activities............................      355.6     (258.8)     (86.1)
                                                                                  ---------  ---------  ---------
Effect of translation adjustments on cash.......................................      (12.1)       1.0       (7.5)
                                                                                  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents............................       96.3     (130.6)    (103.1)
Cash and cash equivalents, beginning of year....................................      176.5*     316.4      419.5
                                                                                  ---------  ---------  ---------
Cash and cash equivalents, end of year..........................................  $   272.8  $   185.8  $   316.4
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

- ------------------------
* Beginning of year balance is not the same as end of prior year due to duplication of Baroid activity for November and December of 1993.

   See Accompanying Notes to Supplemental Consolidated Financial Statements.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    On January 21, 1994, a wholly owned subsidiary of Dresser Industries, Inc. (Dresser) merged with Baroid Corporation (Baroid). Dresser issued 0.40 shares of its common stock for each share of outstanding Baroid common stock, and Baroid became a wholly-owned subsidiary of Dresser. The "Company" as used in these supplemental consolidated financial statements refers to Dresser and its subsidiaries including Baroid.

    The merger has been accounted for as a pooling of interests. These supplemental consolidated financial statements reflect the financial position and results of operations of the combined companies as if the merger had occurred on November 1, 1990. The Supplemental Consolidated Statement of Earnings for 1991 and 1992 include Dresser for the twelve months ended October 31, 1991 and 1992, respectively, and Baroid for the twelve months ended December 31, 1991 and 1992, respectively. The Supplemental Consolidated Statement of Earnings for 1993 includes twelve months ended October 31, 1993 for both Dresser and Baroid. Baroid sales of $138.5 million and net earnings of $4.2 million for the months of November and December of 1992 are included in the Supplemental Consolidated Statements of Earnings for both 1992 and 1993. The Supplemental Consolidated 1992 Balance Sheet includes Dresser as of October 31, 1992 and Baroid as of December 31, 1992, and the Supplemental Consolidated 1993 Balance Sheet includes both Dresser and Baroid as of October 31, 1993. See Note D for more information.

SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    All majority-owned subsidiaries are consolidated and all material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned partnerships and affiliates are reported at cost adjusted for the Company's equity in undistributed earnings.

    REVENUE RECOGNITION

    Revenues and earnings from long-term construction contracts are recognized on the percentage-of-completion method, measured generally on a cost incurred basis. Estimated contract costs include allowances for completion risks, process and schedule guarantees and warranties that generally are not finally determinable until the latter stages of a contract. Estimated contract earnings are reviewed and revised periodically as the work progresses. The cumulative effect of any estimated loss is charged against earnings in the period in which such losses are identified. Revenues from sale of products other than from long-term construction contracts are recorded when the products are shipped.

    INVENTORIES

    Inventories are valued at the lower of cost or market. The cost of most inventories is determined using either the first-in, first-out (FIFO) method or the average cost method. The cost of certain U.S. inventories produced by divisions of Dresser is determined using the last-in, first-out (LIFO) method.

    PROPERTY, PLANT AND EQUIPMENT

    Fixed assets are depreciated over the estimated service life. Most assets are depreciated on a straight-line basis. Certain assets with service lives of more than 10 years are depreciated on accelerated methods. Accelerated depreciation methods are also used for tax purposes, wherever permitted. Due to the large number of asset classes, it is not practicable to state the rates used in computing the provisions for depreciation. Maintenance and repairs are expensed as incurred. Betterments are capitalized.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INTANGIBLES

    The difference between purchase price and fair values at date of acquisition of net assets of businesses acquired is amortized on a straight-line basis over the estimated periods benefited, not exceeding 40 years.

    POSTRETIREMENT BENEFITS

    Effective November 1, 1991, postretirement benefits other than pensions are accounted for in accordance with Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (SFAS
106). Under SFAS 106, the Company accrues the estimated cost of these benefits during the employees' active service period. The Company previously expensed the cost of these benefits as claims and premiums were paid. See Note M for additional information.

    INCOME TAXES

    Effective November 1, 1991, income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS 109). Under SFAS 109, the Company accounts for income taxes by the asset and liability method. Previously the Company deferred the tax effects of timing differences between financial reporting and taxable income. The asset and liability method requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities. Taxes on the minority interest's share of domestic partnership earnings of consolidated entities are provided at the Company's effective domestic tax rate. See Note G for additional information.

    TRANSLATION OF FOREIGN CURRENCIES

    For subsidiaries in countries which do not have highly inflationary economies, asset and liability accounts are translated at rates in effect at the balance sheet date, and revenue and expense accounts are translated at rates approximating the actual rates on the dates of the transactions. Translation adjustments are included as a separate component of shareholders' investment.

    For subsidiaries in countries with highly inflationary economies, inventories, cost of sales, property, plant and equipment and related depreciation are translated at historical rates. Other asset and liability accounts are translated at rates in effect at the balance sheet date, and revenues and expenses (excluding cost of sales and depreciation) are translated at rates approximating the actual rates on the dates of the transactions. Translation adjustments are reflected in the statement of earnings.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B -- CASH FLOW STATEMENT

    Cash and cash equivalents include cash on hand and investments with maturities of three months or less at time of original purchase. Supplemental information about cash payments and significant noncash investing and financing activities is as follows (in millions):

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
Cash payments for income taxes...........................................  $   112.9  $   101.8  $    86.5
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Cash payments for interest on debt.......................................  $    39.7  $    47.6  $    59.8
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Cash payments for interest on tax settlements............................  $    14.0  $  --      $    17.3
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Acquisition of Businesses................................................
  Assets acquired........................................................             $    54.4  $    91.6
  Liabilities assumed....................................................                  (9.2)     (33.8)
  Warrants issued........................................................                --           (2.8)
  Common Shares issued from Treasury.....................................                 (43.3)    --
                                                                                      ---------  ---------
    Net cash paid........................................................             $     1.9  $    55.0
                                                                                      ---------  ---------
                                                                                      ---------  ---------

NOTE C -- MAJOR UNCONSOLIDATED JOINT VENTURES

INGERSOLL-DRESSER PUMP COMPANY

    Effective October 1, 1992, the Company and Ingersoll-Rand Company formed a joint venture comprised of the pump businesses of the two companies including all standard and engineered pump operations except the Company's Mono Pump subsidiaries. The new company, Ingersoll-Dresser Pump Company, is a general partnership owned 49% by the Company and 51% by Ingersoll-Rand Company. The Company contributed approximately $151 million of net assets, including reserves for restructuring and retiree benefits other than pensions, in exchange for its ownership interest. The operating results of the contributed Dresser Pump business prior to October 1, 1992 are fully consolidated in the Company's Supplemental Consolidated Statement of Earnings. The Company's share of operating results for the month of October, 1992 and all of 1993 are included in earnings from major joint ventures.

    Summarized financial information is as follows (in millions):

                                                                        OCTOBER 31,
                                                                  ------------------------
INGERSOLL-DRESSER PUMP COMPANY                                       1993         1992
                                                                  -----------  -----------
Current assets..................................................   $   357.7    $   435.8
Noncurrent assets...............................................       183.2        180.6
                                                                  -----------  -----------
  Total assets..................................................   $   540.9    $   616.4
                                                                  -----------  -----------
                                                                  -----------  -----------
Current liabilities.............................................   $   218.0    $   251.8
Noncurrent liabilities..........................................        46.9         59.8
Owners' equity --
  Contributed capital and retained earnings.....................       311.6        309.8
  Cumulative translation adjustment.............................       (35.6)        (5.0)
                                                                  -----------  -----------
                                                                       276.0        304.8
                                                                  -----------  -----------
  Total liabilities and owners' equity..........................   $   540.9    $   616.4
                                                                  -----------  -----------
                                                                  -----------  -----------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C -- MAJOR UNCONSOLIDATED JOINT VENTURES (CONTINUED)

                                                                                  YEAR ENDED    MONTH OF
                                                                                  OCTOBER 31,    OCTOBER
                                                                                     1993         1992
                                                                                  -----------  -----------
Net sales.......................................................................   $   761.0    $    81.0
                                                                                  -----------  -----------
                                                                                  -----------  -----------
Gross profit....................................................................   $   159.1    $    16.3
                                                                                  -----------  -----------
                                                                                  -----------  -----------
Income from continuing operations and before extraordinary items................   $     3.3    $     1.8
                                                                                  -----------  -----------
                                                                                  -----------  -----------
Net income......................................................................   $     3.3    $     1.8
                                                                                  -----------  -----------
                                                                                  -----------  -----------
The Company's investment........................................................   $   136.2    $   147.8
                                                                                  -----------  -----------
                                                                                  -----------  -----------
The Company's share of pre-tax earnings.........................................   $    21.4    $     2.2
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    The Company's share of pre-tax earnings for 1993 includes $21.3 million from the release of LIFO inventory valuation reserves related to inventory contributed to the joint venture by the Company and sold by Ingersoll-Dresser Pump Company to third parties.

    In connection with the Ingersoll-Dresser Pump Company joint venture agreement, the Company granted to Ingersoll-Rand Company an option to purchase 51% of the stock of Mono Group Limited for a price equal to 51% of its book value, including the unamortized goodwill, at the exercise date. The option period begins October 1, 1994, and expires April 30, 1995. If the option to purchase is exercised by Ingersoll-Rand Company, both Ingersoll-Rand and the Company have agreed to contribute their respective Mono Group Limited shares to the Ingersoll-Dresser Pump Company as a contribution of capital to the partnership.

WESTERN ATLAS INTERNATIONAL, INC.

    Western Atlas International, Inc. is a joint venture that was formed May 1, 1987 when the Company and Litton Industries combined their respective Dresser Atlas and Resources Group operations. On January 28, 1994, the Company sold its 29.5% interest in Western Atlas International, Inc. to a wholly-owned subsidiary of Litton Industries for $558 million. See Note S for additional information.

    Summarized financial information is as follows (in millions):

                                                                     SEPTEMBER 30,
                                                                  --------------------
WESTERN ATLAS INTERNATIONAL, INC.                                   1993       1992
                                                                  ---------  ---------
Current assets..................................................  $   430.7  $   459.4
Noncurrent assets...............................................      778.2      770.8
                                                                  ---------  ---------
  Total assets..................................................  $ 1,208.9  $ 1,230.2
                                                                  ---------  ---------
                                                                  ---------  ---------
Current liabilities.............................................  $   170.9  $   214.0
Noncurrent liabilities..........................................       94.3      151.6
Shareholders' investment........................................      943.7      864.6
                                                                  ---------  ---------
  Total liabilities and shareholders' investment................  $ 1,208.9  $ 1,230.2
                                                                  ---------  ---------
                                                                  ---------  ---------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C -- MAJOR UNCONSOLIDATED JOINT VENTURES (CONTINUED)

                                                                         YEARS ENDED SEPTEMBER 30,
                                                                     ----------------------------------
                                                                        1993        1992        1991
                                                                     ----------  ----------  ----------
Net sales..........................................................  $  1,086.8  $  1,201.8  $  1,167.2
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Gross profit.......................................................  $    236.2  $    243.8  $    222.6
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Income from continuing operations before extraordinary items.......  $     81.9  $     74.3  $     68.9
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Net income.........................................................  $     79.6  $     74.3  $     68.9
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
The Company's investment and receivable............................  $    278.2  $    259.0  $    236.0
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
The Company's share of pre-tax earnings............................  $     39.2  $     35.2  $     32.7
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

DRESSER-RAND COMPANY

    The Company owned 50% of Dresser-Rand from its inception on January 1, 1987 through September 30, 1992. Effective October 1, 1992, the Company acquired an additional 1% ownership interest. Since the Company now owns 51% of Dresser-Rand, it is included as a fully consolidated subsidiary with a 49% minority interest for 1993.

    Summarized financial information for the periods when equity accounting was applied is as follows (in millions):

                                                                      YEARS ENDED
                                                                     SEPTEMBER 30,
                                                                  --------------------
DRESSER-RAND COMPANY                                                1992       1991
                                                                  ---------  ---------
Net sales.......................................................  $ 1,290.3  $ 1,190.2
                                                                  ---------  ---------
                                                                  ---------  ---------
Gross profit....................................................  $   244.8  $   242.9
                                                                  ---------  ---------
                                                                  ---------  ---------
  Income from continuing operations before extraordinary
   items........................................................  $    74.7  $    74.7
                                                                  ---------  ---------
                                                                  ---------  ---------
Net income......................................................  $    77.8  $    83.6
                                                                  ---------  ---------
                                                                  ---------  ---------
The Company's share of pre-tax earnings.........................  $    43.2  $    47.1
                                                                  ---------  ---------
                                                                  ---------  ---------

NOTE D -- BUSINESS COMBINATIONS

MERGER OF DRESSER INDUSTRIES, INC. AND BAROID CORPORATION

    On January 21, 1994, Dresser acquired Baroid in a merger accounted for as a pooling of interests. Dresser issued 37.3 million shares of its common stock in exchange for all of the outstanding Baroid common stock. The exchange was based on .4 share of Dresser common stock for one share of Baroid common stock. The Dresser shares issued included 28.8 million of Treasury Shares. After the merger, Baroid became a wholly-owned subsidiary of Dresser. Separate results of the operations of the two companies are summarized below (in millions):

                                                                        1993        1992        1991
                                                                     ----------  ----------  ----------
Net sales
  Dresser..........................................................  $  4,216.0  $  3,797.0  $  3,970.3
  Baroid...........................................................       827.8       754.8       710.8
                                                                     ----------  ----------  ----------
  Combined.........................................................  $  5,043.8  $  4,551.8  $  4,681.1
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D -- BUSINESS COMBINATIONS (CONTINUED)

                                                                        1993        1992        1991
                                                                     ----------  ----------  ----------
Earnings from continuing operations
  Dresser..........................................................  $    126.7  $     69.9  $    132.0
  Baroid...........................................................         1.5        22.3         5.6
                                                                     ----------  ----------  ----------
  Combined.........................................................  $    128.2  $     92.2  $    137.6
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Discontinued operations
  Dresser..........................................................  $   --      $    (35.3) $      9.2
  Baroid...........................................................      --                       (17.2)
                                                                     ----------  ----------  ----------
  Combined.........................................................  $   --      $    (35.3) $     (8.0)
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Earnings before extraordinary items and accounting changes
  Dresser..........................................................  $    126.7  $     34.6  $    141.2
  Baroid...........................................................         1.5        22.3       (11.6)
                                                                     ----------  ----------  ----------
  Combined.........................................................  $    128.2  $     56.9  $    129.6
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Extraordinary items
  Dresser..........................................................  $   --      $     (6.3) $      5.6
  Baroid...........................................................      --          --              .5
                                                                     ----------  ----------  ----------
  Combined.........................................................  $   --      $     (6.3) $      6.1
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Cumulative effect of accounting changes
  Dresser                                                            $   --      $   (393.8) $   --
  Baroid...........................................................      --          --          --
                                                                     ----------  ----------  ----------
  Combined.........................................................  $   --      $   (393.8) $   --
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Net earnings (loss)
  Dresser..........................................................  $    126.7  $   (365.5) $    146.8
  Baroid...........................................................         1.5        22.3       (11.1)
                                                                     ----------  ----------  ----------
  Combined.........................................................  $    128.2  $   (343.2) $    135.7
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    As discussed in Note N, non-recurring expenses of $31 million attributable to the merger have been reflected in the combined results of operations for the year ended October 31, 1993.

OTHER BUSINESS COMBINATIONS

    Effective February 1, 1993 Dresser acquired all the outstanding stock of Bredero Price Holding B.V., a Netherlands corporation, from Koninklijke Begemann Groep N.V. for approximately $161.5 million in cash. Bredero Price is a multinational company that provides pipe coating for both onshore and offshore markets.

    Effective April 1, 1993, Dresser acquired TK Valve & Manufacturing, Inc. from Sooner Pipe & Supply Corporation, Tulsa, Oklahoma for approximately $143.5 million in cash. TK Valve supplies ball valves for the oil and gas production and transmission industry.

    The purchase price exceeded the fair value of the net assets acquired by approximately $122 million for Bredero Price and approximately $92 million for TK Valve. Both acquisitions were accounted

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D -- BUSINESS COMBINATIONS (CONTINUED)

for as purchases. The resulting goodwill is being amortized on a straight-line basis over 40 years. The Supplemental Consolidated Statement of Earnings includes the results of operations of Bredero Price from February 1, 1993 and TK Valve from April 1, 1993.

    The following unaudited pro forma summary presents information as if the Bredero Price and TK Valve acquisitions had occurred at the beginning of each fiscal year. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprises (in millions, except per share amounts):

                                                                                    1993        1992
                                                                                 ----------  ----------
                                                                                      (UNAUDITED)
Sales and service revenues.....................................................  $  5,133.5  $  4,810.4
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Earnings before extraordinary item and accounting changes......................  $    136.7  $     86.7
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Net earnings (loss)............................................................  $    136.7  $   (313.4)
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Per share:
  Earnings before extraordinary item and accounting changes....................  $      .78  $      .50
                                                                                 ----------  ----------
                                                                                 ----------  ----------
  Net earnings (loss)..........................................................  $      .78  $    (1.82)
                                                                                 ----------  ----------
                                                                                 ----------  ----------

    In July 1993, Baroid acquired the bentonite mining operations of Tremont for approximately $20.4 million, which was accounted for as a purchase. Bentonite is a clay often used in drilling fluids as well as other industrial applications.

    On January 29, 1993 Baroid issued 17.7 million shares of its common stock (7.1 million of the Company's shares) in exchange for all of the outstanding common stock of Sub Sea International Inc. (Sub Sea). Sub Sea operates in the offshore services segment of the oil and gas industry. Sub Sea provides diving services, engineering and unmanned, remotely operated underwater vehicles to inspect, construct, maintain and repair offshore drilling rigs and platforms, underwater pipelines and other offshore oil and gas facilities. Sub Sea also owns and operates marine equipment which performs pipeline installation, burial and inspection and maintenance and repair work on platforms.

    The acquisition of Sub Sea was accounted for as a pooling of interests, and the financial statements for periods prior to the Sub Sea merger have been restated to reflect the financial position and results of operations of the combined companies as if they had merged on January 1, 1991.

    In 1992, Dresser acquired all of the shares of AVA International Corp. (AVA) in exchange for 1.9 million shares of the Company's common stock with a value of $43.3 million and $1.9 million cash. AVA produces well completion products that are sold primarily in foreign markets. The transaction, which was accounted for as a purchase, resulted in goodwill of $39.3 million which is being amortized on a straight-line basis over 40 years.

    In April 1991, Baroid acquired all of the outstanding capital stock of Diamant Boart Stratabit (subsequently renamed DB Stratabit, Inc. and referred to as "DBS"), a worldwide provider of diamond drill bits and coring products and services. The cost of acquiring DBS, accounted for as a purchase, consisted of
(i) $53.3 million in cash, (ii) $14.1 million of assumed debt, (iii) five-year warrants issued to purchase up to 800,000 shares of the Company's common stock at an exercise price of $19.6875 per share, valued at $2.8 million and
(iv) transaction costs of $1.7 million. The cost of the acquisition exceeded the fair market value of the assets acquired and liabilities assumed by approximately $28.9 million, which is being amortized under the straight-line method over 40 years.

    The pro forma effect of all acquisitions other than Bredero Price and TK Valve is not significant.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE E -- LONG-TERM CONTRACTS

    Consistent with industry practice, service revenues and cost of services include the value of materials, equipment and labor contracts furnished by customers and for which the Company is responsible for the ultimate acceptability of performance of the project based on such material, equipment or labor. The value of such items was $112.4 million, $114.0 million and $471.7 million for the years ended October 31, 1993, 1992 and 1991, respectively.

    Amounts billed in excess of revenues recognized to date are included in current liabilities under advances from customers on contracts.

NOTE F -- INVENTORIES

    Inventories on the LIFO method were $77.9 million and $73.9 million at October 31, 1993 and 1992, respectively. Under the average cost method, inventories would have increased by $92.2 million and $98.8 million at October 31, 1993 and 1992, respectively.

    During 1992, the Company experienced significant quantity reductions in LIFO inventories which were carried at lower costs that prevailed in prior years. Quantity reductions reduced the cost of sales by $14.6 million and increased earnings, net of tax, by $9.5 million or $.06 per share in 1992.

    Inventories are stated net of progress payments received on contracts of $175.7 million and $118.9 million at October 31, 1993 and 1992, respectively.

NOTE G -- INCOME TAXES

    The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), ACCOUNTING FOR INCOME TAXES, as of November 1, 1991. The 1992 Supplemental Consolidated Statement of Earnings includes a charge of $40.8 million or $.24 per share for the cumulative effect of the change. Prior year financial statements were not restated when SFAS 109 was adopted.

    The domestic and foreign components of earnings before income taxes of continuing operations consist of the following (in millions):

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
Domestic.................................................................  $   128.7  $    72.1  $   122.1
Foreign..................................................................      139.2      106.6      134.2
                                                                           ---------  ---------  ---------
  Total earnings before income taxes.....................................  $   267.9  $   178.7  $   256.3
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    The components of the provision for income taxes of continuing operations are as follows (in millions):

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
Current
  U.S. Federal...........................................................  $    47.0  $    46.3  $    52.8
  State..................................................................        3.2        2.0        4.1
  Foreign................................................................       59.2       54.0       60.3
                                                                           ---------  ---------  ---------
                                                                               109.4      102.3      117.2
                                                                           ---------  ---------  ---------
Deferred
  U.S. Federal...........................................................      (19.1)     (28.8)      (9.1)
  Foreign................................................................        5.2        2.7       (5.3)
                                                                           ---------  ---------  ---------
                                                                               (13.9)     (26.1)     (14.4)
                                                                           ---------  ---------  ---------
    Total income tax provision...........................................  $    95.5  $    76.2  $   102.8
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G -- INCOME TAXES (CONTINUED)

    Under the provisions of SFAS 109, the tax benefits of loss and credit carryforwards can be recognized in the period they arise if certain realization criteria are met. As a result of these provisions, the tax benefits attributable to approximately $40 million domestic carryforwards and $28 million of foreign carryforwards were reflected in the 1992 charge to earnings referred to above.

    The 1991 current taxes of $117.2 contains a charge of $6.1 million equivalent to income taxes which would have been incurred had net operating loss carryforwards not been available. The income tax benefit resulting from utilizing the operating loss carryforwards is presented as an extraordinary item in 1991.

    Since the Company plans to continue to finance foreign operations and expansion through reinvestment of undistributed earnings of its foreign subsidiaries (approximately $595 million at October 31, 1993), no provisions are generally made for U.S. or additional foreign taxes on such earnings. When the Company identifies exceptions to the general reinvestment policy, additional taxes are provided.

    The following is a reconciliation of income taxes at the U.S. Federal income tax rate (34.8% for 1993 and 34% for 1992 and 1991) to the effective provision for income taxes for continuing operations reflected in the Supplemental Consolidated Statements of Earnings (in millions):

                                                                              1993       1992       1991
                                                                            ---------  ---------  ---------
Provision for income taxes at statutory rates.............................  $    93.3  $    60.8  $    87.1
Minority interest's share of domestic partnership earnings................       (7.9)      (3.1)      (4.8)
Enacted tax rate change...................................................       (8.7)    --
Withholding taxes and foreign income taxes on branch profits..............       16.2       15.1       11.2
Utilization of foreign tax credits........................................      (25.2)     (15.1)     (19.7)
Foreign losses not benefitted.............................................        8.8       12.4        7.7
Foreign taxes in excess of U.S. rate on foreign earnings..................        5.4        2.9        2.8
Additional taxes for repatriation of foreign earnings.....................        4.1        4.9        7.4
Special charges for which no income tax benefits are available............     --         --            6.9
Tax effect of nondeductible merger expenses...............................        7.9     --         --
Benefit of tax basis of property in excess of book value..................     --           (1.4)      (3.4)
State and local income taxes, net of U.S. Federal income tax benefit......        2.1        1.3        2.3
Other.....................................................................        (.5)      (1.6)       5.3
                                                                            ---------  ---------  ---------
  Provision for income taxes..............................................  $    95.5  $    76.2  $   102.8
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    Deferred income tax benefits result from the recognition of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. The deferred income tax provisions (credits) relate to the following (in millions):

                                                                              1993       1992       1991
                                                                            ---------  ---------  ---------
Post retirement benefits..................................................  $     5.8  $   (11.2) $  --
Reserve for litigation settlement.........................................      (24.3)    --         --
Restructuring costs.......................................................        6.1      (17.3)    --
Enacted tax rate change...................................................       (8.7)    --         --
Other items including warranty, insurance and similar accruals............        7.2        2.4      (14.4)
                                                                            ---------  ---------  ---------
  Total deferred taxes....................................................  $   (13.9) $   (26.1) $   (14.4)
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G -- INCOME TAXES (CONTINUED)

    The components of the net deferred tax asset as of October 31, were as follows (in millions):

                                                                                       1993       1992
                                                                                     ---------  ---------
Deferred tax assets:
  Post retirement benefits.........................................................  $   195.8  $   201.6
  Warranty reserves................................................................       15.1       14.1
  Inventory........................................................................       17.9       21.3
  Restructuring costs..............................................................       11.2       17.3
  Insurance reserves...............................................................       36.3       34.5
  Bad debt.........................................................................       19.8       20.5
  Pension..........................................................................        5.7        9.0
  Deferred compensation............................................................       12.8       12.8
  Reserve for litigation settlement................................................       24.3     --
  Net operating loss carryforwards.................................................       20.8       17.6
  Other items......................................................................       49.8        8.5
  Valuation allowance..............................................................      (54.3)     (42.9)
                                                                                     ---------  ---------
    Total deferred tax asset.......................................................      355.2      314.3

Deferred tax liability -- Depreciation.............................................      (43.4)     (32.0)
                                                                                     ---------  ---------
Net deferred tax asset.............................................................  $   311.8  $   282.3
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    At October 31, 1993, the Company had foreign operating loss carryforwards of approximately $54 million that had not been benefited. The tax benefit of these losses is recorded as a deferred tax asset and offset with a corresponding valuation allowance. These losses are available to reduce the future tax liabilities of their respective foreign entity. Approximately $42 million of these losses will carryforward indefinitely while the remaining amounts expire at various dates from 1994 to 2002.

    The net change of $11.4 million in the valuation allowance for deferred tax assets relates to changes in U.S. and foreign loss carryforwards.

NOTE H -- SHORT-TERM DEBT

    Short-term debt at October 31, 1993 consists of $216 million of domestic commercial paper and $74 million of borrowings from U.S. and foreign banks.

    The Company has short-term committed bank lines of credit totalling $250 million of which $216 million support commercial paper. Such lines provide for borrowings at prevailing prime interest rates. The lines of credit may be used by the Company and certain foreign subsidiaries, and include Eurodollars and foreign currencies. The lines of credit may be terminated at the option of the banks or the Company.

    Loan arrangements have been established with banks outside the United States, under which the Company's foreign subsidiaries may borrow on an overdraft and short-term note basis. At October 31, 1993 the amount available and unused under these arrangements aggregated $122.3 million.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I -- LONG-TERM DEBT

    Long-term debt is summarized as follows (in millions):

                                                                1993     1992
                                                               ------   ------
Notes, 6 1/4%, due 2000.....................................   $300.0   $ --
Senior notes, 8%, due 2003..................................    149.0     --
Sinking fund debentures, 11 3/4%, due 2007..................     --       62.5
Bank credit facility........................................     21.0    130.3
Canadian credit facility, 4.6%..............................      6.9     10.4
Revolving credit facility, 8%...............................     10.2      7.3
Notes payable under institutional loan agreements, 8%, due
 in annual installments to June 1997........................     --       11.3
Other loan agreements, 3 1/2% to 11 7/8%, due in
 installments to 2003.......................................     16.4     26.9
                                                               ------   ------
                                                                503.5    248.7
Less portion due within one year............................     16.8    106.2
                                                               ------   ------
                                                               $486.7   $142.5
                                                               ------   ------
                                                               ------   ------

    In June 1993, Dresser made a public offering of debt securities in the form of $300.0 million of 6.25% Notes due 2000 from which the Company received $298.2 million in proceeds. The proceeds were used to retire short-term debt that was issued to acquire Bredero Price Holding B.V. and TK Valve & Manufacturing, Inc. (See Note D). The interest is payable semi-annually on May 15 and November 15.



    During 1992, Dresser redeemed $133.1 million of Sinking Fund Debentures at redemption prices ranging from 100% to 106% of principal amount. On November 2, 1992, Dresser redeemed the remaining $62.5 million of its 11 3/4% Sinking Fund Debentures due 2007 at a redemption price of 105.68%. The resulting loss was accrued as of October 31, 1992. The $9.8 million total losses on the debenture redemptions above are reported net of taxes of $3.5 million as an extraordinary loss in the 1992 Supplemental Consolidated Statement of Earnings.


    In April 1993, Baroid completed a public offering for the sale of $150 million of 8% Senior Notes due 2003 (the "Senior Notes"). The net proceeds of the offering were approximately $146 million and were used to repay a portion of the outstanding borrowings under its credit facility. Interest is payable semiannually in October and April.

    In May 1993, Baroid entered into interest rate swap agreements. Under the terms of these agreements, Baroid will receive a fixed annual rate of 4.9% and pay six month LIBOR adjusted semiannually for three years. The differential accrued on the interest swap agreements is recognized as an adjustment to interest expense.

    Baroid's 8% Senior Notes contain certain covenants that restrict certain types of transactions between Baroid and Dresser and between Baroid and other parties. On February 17, 1994, Baroid gave notice to the holders of the Notes of the holder's right to require the Company to purchase all or any portion of the holder's Notes for a cash purchase price equal to 101% of the principal amount plus accrued and unpaid interest. In addition, Dresser intends to propose amendments to the Indenture whereby Dresser will fully and unconditionally guarantee payment of principal of and interest on the Notes in return for modifications to conform the covenants to those applicable to Dresser's 6.25% Notes referred to above.

    Baroid had a Bank Credit Facility that provided for, among other things, a three-year aggregate $150.0 million revolving credit/letter of credit facility, with a sublimit of $50.0 million for letters of credit, which was scheduled to terminate in 1996.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I -- LONG-TERM DEBT (CONTINUED)

At October 31, 1993, $21 million was borrowed under this facility at an average interest rate of 6.2%. The $21 million plus an additional $10 million borrowed after October 31, 1993 was repaid on January 28, 1994 and the facility was canceled.

    Maturities of long-term debt in the fiscal years after October 31, 1993 are as follows (in millions):

1994....................................   $ 16.8
1995....................................      6.6
1996....................................     23.6
1997....................................      2.0
1998....................................       .3
After 1998..............................    454.2
                                           ------
                                           $503.5
                                           ------
                                           ------

NOTE J -- EMPLOYEE INCENTIVE PLANS

STOCK COMPENSATION PLAN

    Dresser's 1992 Stock Compensation Plan includes a Stock Option Program, a Restricted Incentive Stock Program and a Performance Stock Unit Program.

    The Stock Option Program provides for the granting of options to officers and key employees for purchase of the Company's common shares. The Plan is administered by the Executive Compensation Committee of the Board of Directors, whose members are not eligible for grants under the Plan. No option can be for a term of more than ten years from date of grant. The option price is recommended by the committee, but cannot be less than 100% of the average of the high and low prices of the shares on the New York Stock Exchange on the day the options are granted. The exercise price for options granted during 1993 increases on the annual anniversary dates of grant.

    Baroid had a performance incentive plan that provided for granting options to purchase Baroid common stock. In connection with the merger, Dresser assumed the outstanding options to purchase Baroid stock on the same terms and conditions as were applicable under the Baroid plan. The Baroid options were converted to Dresser options at the ratio of .4 Dresser option for each Baroid option and an option price equal to the Baroid price divided by .4.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J -- EMPLOYEE INCENTIVE PLANS (CONTINUED)

    Changes in outstanding options during the three years ended October 31, 1993 and options exercisable at October 31, 1993, reflecting assumed Baroid options, are as follows:

Outstanding at November 1, 1990.............................    1,410,006
  Granted at $15.775 to $20.3125............................      447,200
  Exercised at $4.475 to $21.250............................     (162,356)
  Canceled or expired.......................................      (28,300)
                                                               ----------
Outstanding at October 31, 1991.............................    1,666,550
  Granted at $12.650 to $20.000.............................      496,449
  Exercised at $4.475 to $21.250............................     (198,505)
  Canceled or expired.......................................     (217,845)
                                                               ----------
Outstanding at October 31, 1992.............................    1,746,649
  Adjustment for year-end change............................       56,000
  Granted at $14.375 to $21.000.............................    1,564,400
  Exercised at $4.475 to $21.250............................     (323,759)
  Canceled or expired.......................................     (102,543)
                                                               ----------
Outstanding at October 31, 1993.............................    2,940,747
                                                               ----------
                                                               ----------
Exercisable at $4.475 to $26.475............................    1,044,027
                                                               ----------
                                                               ----------

    A total of 9.8 million Dresser common shares were reserved for granting of future options under Dresser's 1992 plan and the Baroid plan.

DEFERRED COMPENSATION PLAN

    Under the Deferred Compensation Plan, a portion of the incentive compensation for officers and key employees can be deferred in the form of common stock units or in cash for payment after retirement or termination of employment. Payments are made either in common shares of the Company or in cash at the equivalent market value of the common stock units at the option of the employee. Deferred compensation was $38.9 million at October 31, 1993 and $39.8 million at October 31, 1992.

NOTE K -- CAPITAL SHARES

    Changes in issued common shares during the three years ended October 31, 1993 are as follows (in thousands):

Shares at November 1, 1990..................................   174,553
  Issued under employee benefit and dividend reinvestment
   plans....................................................        79
                                                               -------
Shares at October 31, 1991..................................   174,632
  Issued under employee benefit and dividend reinvestment
   plans....................................................        64
                                                               -------
Shares at October 31, 1992..................................   174,696
  Issued under employee benefit and dividend reinvestment
   plans....................................................       126
                                                               -------
Shares at October 31, 1993..................................   174,822
                                                               -------
                                                               -------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K -- CAPITAL SHARES (CONTINUED)

    Changes in common shares held in treasury during the three years ended October 31, 1993 are as follows (in thousands):

Treasury shares at November 1, 1990.........................     2,217
  Purchased.................................................     1,912
  Issued under dividend reinvestment plans..................      (631)
                                                               -------
Treasury shares at October 31, 1991.........................     3,498
  Issued in connection with the purchase of a business......    (1,925)
  Issued under benefit and dividend reinvestment plans......      (697)
                                                               -------
Treasury shares at October 31, 1992.........................       876
  Issued under benefit and dividend reinvestment plans......      (686)
                                                               -------
Treasury shares at October 31, 1993.........................       190
                                                               -------
                                                               -------

    At October 31, 1993, all treasury shares were available to satisfy obligations under the Deferred Compensation Plan and employee incentive plans (see Note J).

PREFERRED STOCK PURCHASE RIGHTS

    In 1990, the Company issued one new Preferred Stock Purchase Right for each outstanding share of the Company's Common Stock. The Rights will expire in 2000 unless they are redeemed earlier.

    The Rights will generally not be exercisable until after 10 days (or such later time as the Board of Directors may determine) from the earlier of a public announcement that a person or group has, without Board approval, acquired beneficial ownership of 15% or more of the Company's Common Stock or the commencement of, or public announcement of an intent to commence, a tender or exchange offer which, if successful, would result in the offeror acquiring 30% or more of the Company's Common Stock. Once exercisable, each Right would entitle its holder to purchase 1/100 of a share of the Company's Series A Junior Preferred Stock at an exercise price of $90, subject to adjustment in certain circumstances.

    If the Company is acquired in a merger or other business combination not previously approved by the Company's Continuing Directors, each Right then exercisable would entitle its holder to purchase at the exercise price that number of shares of the surviving company's common stock which has a market value equal to twice the Right's exercise price. In addition, if any person or group (with certain exceptions) were to acquire beneficial ownership of 15% or more of the Company's Common Stock (unless pursuant to a transaction approved by the Company's Continuing Directors), each Right would entitle all rightholders, other than the 15% stockholder or group, to purchase that number of Series A Junior Preferred Stock having a market value equal to twice the Right's price.

    The Rights may be redeemed by the Company for $.01 per Right until the tenth day after a person or group has obtained beneficial ownership of 15% or more of the Company's Common Stock (or such later date as the Continuing Directors may determine).

    The Rights are not considered to be common stock equivalents because there is no indication that any event will occur which would cause them to become exercisable.

NOTE L -- COMMITMENTS AND CONTINGENCIES
PARKER & PARSLEY LITIGATION

    The Company was involved in litigation brought by Parker & Parsley Petroleum Company and related plaintiffs in 1989. On April 19, 1993, the Company entered into an agreement in principle to settle with the plaintiffs in the Parker & Parsley litigation, whereby the Company, without admitting

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

any wrong doing, agreed to pay $57.5 million to settle all current and future claims brought forth by the plaintiffs. The settlement was paid on May 26, 1993. Legal actions arising from the same facts filed by Glyn Snell, et. al., and working interest owners who did not participate in the Parker & Parsley case (Texas Ten vs. Dresser et. al.) remain outstanding.

    The Company recorded a Special Charge of $65.0 million in 1993 to cover the Parker & Parsley settlement, legal fees and other expenses related to the Parker & Parlsey litigation, the Glyn Snell, et. al. litigation, and the working interest owners litigation.

    The Company believes that it has insurance coverage for the amounts that it has paid or will pay pursuant to the above-described settlement of the litigation, and in fact $13.5 million has been received from certain insurance carriers. However, other insurance carriers have denied coverage, and the Company is engaged in litigation with these carriers seeking recovery of the costs and expenses incurred by the Company in the defense and settlement of the litigation. The Company's claim includes the $57.5 million settlement, as well as all unreimbursed costs and expenses incurred by the Company in defending the action. The insurance carriers had previously sued seeking a declaration that the claims asserted by the Company are not covered by the relevant insurance policies. The carriers' action has been abated in favor of the action brought by the Company. Discovery in the action is proceeding. Trial is currently scheduled for April, 1994. The Company also believes it has insurance coverage with respect to claims made in the suits brought by royalty owners and working interest owners. The amount and timing of any recoveries from the insurance carriers cannot be determined with certainty. Any recoveries will be recognized when amounts can be determined with certainty.

ASBESTOSIS LITIGATION

    The Company has approximately 42,800 pending claims (approximately 12,000 filed in 1993) in which it is alleged that third parties sustained injuries and damages resulting from inhalation of asbestos fibers used in products manufactured by the Company and its predecessor companies. The Company has never been a miner or processor of asbestos but did produce a few refractory products that contained some asbestos. Approximately 50% of the pending claims allege injury as a result of exposure to such products, while the other 50% of the claimants allege injury as a result of exposure to asbestos gaskets and packings used in other products manufactured by the Company.

    Since 1976, the Company has tried, settled or summarily disposed of approximately 13,000 such claims for a total cost of $29 million including legal fees. The Company has entered into agreements with insurance carriers with respect to such claims. Management has no reason to believe the carriers will not be able to meet their obligations pursuant to the agreements. Under the agreements, insurance covers 60%-67% of legal fees and any settlements or awards. The net cost to the Company after recoveries from the carriers has been approximately $10 million. Of the 13,000 claims settled, approximately 80% relate to cases involving refractory products. Any future refractory product claims filed are the responsibility of INDRESCO Inc. pursuant to an agreement entered into at the time of the spin-off. The Company has provided for the estimated exposure, based on past experience, for the remaining open cases involving refractory products. The Company has also provided for estimated exposure relating to non-refractory product claims. However, the Company has less experience in settling such claims. Generally when settlements have been made, the amounts involved are substantially lower than the claims involving refractory products.

    In 1993, the Company did sustain an adverse judgment in cases filed by employees of Ingalls Shipyard in Pascagoula, Mississippi. The Company's share of damages awarded in six cases amounted to $3.8 million plus a 10% add on for punitive damages. The judgment does not conform to the Company's past experience and was not in accord with the evidence. The court has entered judgment in the case and the Company has filed the appropriate post trial motions. The court has not ruled on

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

the motions. If relief is denied, the Company will appeal the decision. Any ultimate loss would be covered by the agreement with the insurance carriers and would not result in a net loss exceeding approximately $1 million. Management recognizes the uncertainties of litigation and the possibility that a series of adverse rulings could materially impact operating results. However, based upon the Company's historical experience with similar claims, the time elapsed since the Company discontinued sale of products containing asbestos, and management's understanding of the facts and circumstances which gave rise to such claims, management believes that the pending asbestos claims will be resolved without material effect on the Company's financial position or results of operations.

QUANTUM CHEMICAL LITIGATION

    In October 1992, Quantum Chemical Corporation ("Quantum") brought suit against the Company's wholly owned subsidiary, The M. W. Kellogg Company ("Kellogg"), alleging that Kellogg negligently failed to provide an adequate design for an ethylene facility which Kellogg designed and constructed for Quantum and fraudulently misrepresented the state of development of its Millisecond Furnace technology to be used in the facility. Quantum is seeking $200 million in actual damages and punitive damages equal to twice the actual damages claimed. Kellogg has answered denying the claim and has filed a counterclaim against Quantum alleging libel, slander, breach of contract and fraud. Discovery in the action is proceeding, and trial is set for April 11, 1994. Management believes the Quantum lawsuit is totally without merit and will be resolved without material adverse effect on the Company's financial position or results of operations.

ENVIRONMENTAL MATTERS

    The Company has been identified as a potentially responsible party ("PRP") in 75 Superfund sites. Primary responsibility for eight of these sites was assumed by INDRESCO Inc. at the time of the INDRESCO spin-off in 1992 (See Note
O). At five of the 75 sites, Fisher-Calo, Bio-Ecology, Operating Industries, Gulf Coast Vacuum and PAB Oil, the Company may be responsible for remediation costs ranging between $200,000 and $1 million. The Company previously has entered into de minimis settlements in respect of several other Superfund sites. Based upon the Company's historical experience with similar claims and management's understanding of the facts and circumstances relating to the sites other than Fisher-Calo, Bio-Ecology, and Operating Industries, Gulf Coast Vacuum and PAB Oil, management believes that the other situations will be resolved at nominal cost to the Company.

DRESSER AND BAROID MERGER

    A purported class action was commenced in the Court of Chancery of Delaware, New Castle County by a stockholder of Baroid against Baroid, Dresser and certain directors of Baroid (SEINFELD V. BAROID CORPORATION, ET AL.; No. 13303). Plaintiff seeks, among other forms of relief, an unspecified amount of compensatory damages in connection with the merger between Baroid and Dresser. This suit alleges that defendants breached their fiduciary duties by, among other things, arranging a merger with allegedly inadequate consideration to Baroid stockholders. The Company believes that the suit is without merit and intends, and understands that each of the other defendants intend, to defend vigorously such action.

OTHER LITIGATION

    The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management recognizes the uncertainties of litigation and the possibility that one or more adverse rulings could materially impact operating results. However, based upon the nature of and management's understanding of the facts and circumstances which gave rise to such actions and claims, management believes that such litigation and claims will be resolved without material effect on the Company's financial position or results of operations.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

OTHER

    The Company and certain subsidiaries are contingently liable as guarantors of obligations aggregating approximately $200 million at October 31, 1993, of which $170 million were guarantees of loans to Komatsu Dresser Company, a partnership in which INDRESCO Inc. (See Note O) has an ownership interest. Obligations to guarantee loans to Komatsu Dresser Company expired November 1, 1993. The Company has no further obligations regarding Komatsu Dresser Company.

    Total rental and lease expense charged to earnings was $100 million in 1993, $89 million in 1992 and $94 million in 1991. At October 31, 1993, the aggregate minimum annual obligations under noncancelable leases were: $40.6 million for 1994; $30.5 million for 1995; $22.0 million for 1996; $12.5 million for 1997;
$9.9 million for 1998; and $55.5 million for all subsequent years. The lease obligations related primarily to general and sales office space and warehouses.

NOTE M -- POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

BENEFITS OTHER THAN PENSIONS

    The Company sponsors a number of plans providing health and life insurance benefits for retired U.S. bargaining and non-bargaining employees meeting eligibility requirements. Although certain plans are contributory, the Company has generally absorbed the majority of the costs. The Company funds the benefit plans as claims and premiums are paid.

    The Company adopted Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS (SFAS
106), for its U.S. benefit plans as of November 1, 1991. The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect as of November 1, 1991, reflected in the Supplemental
Consolidated Statement of Earnings for the year ended October 31, 1992 as cumulative effect of an accounting change, was as follows (in millions, except per share amount):

Accrued postretirement benefit.....................................  $   644.0
Amount applicable to minority interests............................     (101.0)
                                                                     ---------
                                                                         543.0
Income tax benefit.................................................     (190.0)
                                                                     ---------
Decrease in net earnings...........................................  $   353.0
                                                                     ---------
                                                                     ---------
Decrease in earnings per common share..............................  $    2.05
                                                                     ---------
                                                                     ---------

    The effects of postretirement benefits for non-U.S. employees, which supplement foreign government plans, are not significant under SFAS 106.

    During fiscal 1993, the Company, Dresser-Rand and Ingersoll-Dresser Pump Company adopted amendments to certain postretirement medical benefit plans, primarily the non-union plans. The major amendments included the elimination of benefits for younger employees and the introduction of limits on the amount of future cost increases which will be absorbed by the companies. These amendments resulted in a curtailment gain of $12.8 million which was recognized in 1993 and unrecognized gains of $208.3 million which will be recognized as a reduction in benefit expense on a straight line basis over periods ranging from 12 years to 18 years.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)

    The liability of the U.S. plans at October 31, 1993 and 1992 was as follows (in millions):


                                                                                       1993       1992
                                                                                     ---------  ---------
Actuarial present value of accumulated postretirement benefit obligation:
  Retirees.........................................................................  $   306.6  $   411.1
  Fully eligible active plan participants..........................................       72.0      102.7
  Other active plan participants...................................................      121.1      163.7
                                                                                     ---------  ---------
    Total accumulated postretirement benefit obligation............................      499.7      677.5

  Unamortized gains from plan amendments...........................................      198.5     --
  Unrecognized net loss............................................................      (28.2)    --
                                                                                     ---------  ---------
Accrued postretirement benefit liability...........................................  $   670.0  $   677.5
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Accrued compensation and benefits on the Supplemental Consolidated Balance Sheet include the current portion of the benefit liability.

    The net periodic postretirement benefit expense for the years ended October 31, 1993 and 1992 included the following components (in millions):

                                                                                          1993       1992
                                                                                        ---------  ---------
Service cost for benefits earned......................................................  $     7.6  $    11.8
Interest cost on accumulated postretirement benefit obligation........................       40.4       53.0
Net amortization of unrecognized gain.................................................       (9.8)    --
                                                                                        ---------  ---------
Net periodic postretirement benefit cost..............................................  $    38.2* $    64.8*
                                                                                        ---------  ---------
                                                                                        ---------  ---------
Actual benefits paid..................................................................  $    22.1  $    22.7
                                                                                        ---------  ---------
                                                                                        ---------  ---------

- ------------------------
*Includes $14.3 million in 1993 and $20 million in 1992 for Dresser-Rand Company which was not consolidated in 1992.

    Assumptions   used  to  calculate  the  Accumulated  Postretirement  Benefit
Obligation were as follows:

Discount rate --
  October 31, 1993................................................... 7.0%
  October 31, 1992................................................... 8.5%

Health care trend rate (weighted based on participant count) --
  October 31, 1993 -- 13% for 1993 declining to 5.5% in 2003 and level thereafter.
  October 31, 1992 -- 15% for 1992 declining to 6.0% in 2006 and level thereafter.

    The above changes in assumptions and changes in circumstances and experience resulted in an unrecognized net loss of $(28.2) million that reduced the Accumulated Postretirement Benefit Obligation.

    A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of October 31, 1993 by approximately $44 million and would increase the net postretirement benefit cost for 1993 by approximately $5 million.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)

DEFINED BENEFIT PENSION PLANS

    The Company has numerous defined benefit pension plans covering certain employees in the United States. The benefits for the U.S. plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. The benefits for the U.S. plans covering the hourly employees are based primarily on years of service. The U.S. plans are funded in accordance with the requirements of applicable laws and regulations. The U.S. plan assets are invested in cash, short-term investments, equities, fixed-income instruments and real estate at October 31, 1993.

    The Company has additional defined benefit pension plans for employees outside the United States. The benefits under these plans are based primarily on years of service and compensation levels. The Company funds these plans in amounts sufficient to meet the minimum funding requirements under governmental regulations, plus such additional amounts as the Company may deem appropriate.

    The Company recognized a minimum pension liability for underfunded plans. The minimum liability is equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset or a reduction of shareholders' investment. The Company had recorded additional liabilities of $39.9 million and $19.5 million, intangible assets of $15.9 million and $12.6 million, and adjustments to shareholders' investment, net of income taxes, of $13.8 million and $4.0 million, as of October 31, 1993 and 1992, respectively.

    Pension expense includes the following (in millions):

                                                                              1993       1992       1991
                                                                            ---------  ---------  ---------
Service cost for benefits earned..........................................  $    19.4  $    18.2  $    15.9
  Interest cost on projected benefit obligation...........................       36.9       32.7       27.1
  Actual return on plan assets............................................      (36.0)     (35.0)     (26.8)
  Net amortization and deferral...........................................         .7       (1.6)      (4.2)
                                                                            ---------  ---------  ---------
    Net pension expense...................................................  $    21.0  $    14.3  $    12.0
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    Cash contributions to the plans in 1993 were $38.7 million.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)

    The funded status of the plans on the August 1 measurement dates was as follows (in millions):

PLANS (PRIMARILY FOREIGN) WITH ASSETS
 EXCEEDING ACCUMULATED BENEFITS                                        1993       1992
                                                                     ---------  ---------
Actuarial present value of benefit obligations:
  Vested benefit obligation........................................  $   116.6  $   117.3
                                                                     ---------  ---------
                                                                     ---------  ---------
  Accumulated benefit obligation...................................  $   119.5  $   120.1
                                                                     ---------  ---------
                                                                     ---------  ---------
Projected benefit obligation.......................................  $   134.5  $   134.3
Plan assets at fair value..........................................      212.6      201.4
                                                                     ---------  ---------
Projected benefit obligation under plan assets.....................       78.1       67.1
Unrecognized net gain..............................................      (16.7)      (5.0)
Prior service cost not yet recognized in net periodic pension
 cost..............................................................        2.0        3.7
Unrecognized transition net asset..................................      (21.1)     (26.6)
                                                                     ---------  ---------
Prepaid pension costs recognized as of August 1....................  $    42.3  $    39.2
                                                                     ---------  ---------
                                                                     ---------  ---------

PLANS (PRIMARILY DOMESTIC) WITH
 ACCUMULATED BENEFITS EXCEEDING ASSETS                               1993       1992
                                                                   ---------  ---------
Actuarial present value of benefit obligations:
  Vested benefit obligation......................................  $   268.0  $   191.4
                                                                   ---------  ---------
                                                                   ---------  ---------
  Accumulated benefit obligation.................................  $   291.8  $   209.0
                                                                   ---------  ---------
                                                                   ---------  ---------
Projected benefit obligation.....................................  $   364.6  $   298.8
Plan assets at fair value........................................      212.8      160.4
                                                                   ---------  ---------
Projected benefit obligation over plan assets....................  $  (151.8)    (138.4)
Unrecognized net loss............................................       56.5       26.5
Prior service cost not yet recognized in net periodic pension
 expense.........................................................       24.1       23.5
Unrecognized transition net obligation...........................        5.3        6.0
Adjustment required to recognize minimum liability...............      (39.9)     (19.5)
                                                                   ---------  ---------
Pension liability recognized as of August 1......................  $  (105.8) $  (101.9)
                                                                   ---------  ---------
                                                                   ---------  ---------

    On the Supplemental Consolidated Balance Sheet, "Other assets" include prepaid pension costs and "Accrued compensation and benefits" include the current portion of the pension liabilities.

    Contributions made in August and October 1993 to the trust for the pension plans decreased the liability for plans with accumulated benefits exceeding assets by $7.2 million.

    The actuarial assumptions used in determining funded status of the plans were as follows:

U.S. PLANS                                                  1993            1992
                                                       --------------  --------------
Discount rate........................................       7.0%           8.75%
Expected long-term rate of return on assets..........   8.5% to 9.0%    8.5% to 9.0%
Rate of increase in compensation levels..............   3.5% to 4.0%    5.0% to 5.5%

FOREIGN PLANS                                               1993            1992
                                                       --------------  --------------
Discount rate........................................  5.0% to 10.5%   5.0% to 12.5%
Expected long-term rate of return on assets..........  7.5% to 12.0%   7.5% to 13.5%
Rate of increase in compensation levels..............   3.0% to 7.5%   3.0% to 11.0%

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)

 BENEFITS OTHER THAN PENSIONS (continued)

    The  changes  in  assumptions  in  1993  increased  the  projected   benefit
obligation by approximately $40 million.

DEFINED CONTRIBUTION PLANS

    The Company has defined contribution plans for most of its U.S. salaried employees. Under these plans, eligible employees may contribute amounts through payroll deductions supplemented by employer contributions for investment in various funds established by the plans. The cost of these plans was $17.5 million, $11.3 million and $10.4 million in 1993, 1992 and 1991, respectively.

POSTEMPLOYMENT BENEFITS

    In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS (SFAS 112), which requires that accrual accounting be used for the cost of benefits provided to former or inactive employees who have not yet retired. Such benefits include salary continuation, disability, severance and health care. Under SFAS 112, the cost of benefits must be accrued either over the employee's service period or at the date of an event that gives rise to the benefits. SFAS 112 must be adopted by the Company no later than fiscal year 1995.

    The Company currently accrues the cost of some benefits covered by SFAS 112 but not all. SFAS 112 requires a cumulative catch-up charge to earnings upon adoption. The Company has not determined the amount of the cumulative adjustment. The Company expects to adopt SFAS 112 in the first quarter of fiscal 1995.

NOTE N -- SUPPLEMENTARY EARNINGS STATEMENT INFORMATION AND SPECIAL CHARGES

    Earnings per common share are based on the average number of common shares outstanding during each period. The average common shares outstanding were 174.3 million in 1993, 172.3 million in 1992 and 171.0 million in 1991. Common stock equivalents do not have a material effect on earnings per share.

    Depreciation of property, plant and equipment charged to earnings amounted to $186.2 million in 1993, $129.9 million in 1992 and $120.5 million in 1991. The increase in 1993 is primarily due to the consolidation of Dresser-Rand.

    Amortization of intangibles was $22.2 million in 1993, $16.1 million in 1992
and  $16.9  million   in  1991   and  is  included   in  selling,   engineering,
administrative and general expenses.

    Engineering, research and development costs were $167.9 million in 1993, and $112.0 million in 1992 and $108.0 million in 1991. Research and development costs, as defined by Statement of Financial Accounting Standards No. 2, charged to earnings were $96.5 million in 1993, $29.0 million in 1992 and $23.4 million in 1991. The increases in 1993 costs are primarily due to the consolidation of Dresser-Rand.

    The components of other income (deductions), net on the Supplemental Consolidated Statements of Earnings are as follows (in millions):

                                            1993      1992       1991
                                           ------    -------    -------
Gain on business disposal...............   $ --      $  18.2    $   3.5
Equity earnings.........................     20.2       15.2       12.8
Other income............................     13.4       14.8       20.1
Foreign exchange........................      1.8      (13.4)     (13.5)
                                           ------    -------    -------
                                           $ 35.4    $  34.8    $  22.9
                                           ------    -------    -------
                                           ------    -------    -------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N -- SUPPLEMENTARY EARNINGS STATEMENT INFORMATION AND SPECIAL CHARGES (CONTINUED)

SPECIAL CHARGES

    The Company recorded special charges totaling $105.1 million in 1993. The charges included $65.0 million to cover settlement, legal fees and expenses of the Parker & Parsley and related litigation (See Note L) and $13.2 million for restructuring and termination costs partially offset by a $4.1 million gain from curtailment of retiree medical benefits. The curtailments resulted from employee terminations associated with plant closings. These special charges reduced segment operating profit by $6.9 million and the remaining $67.2 million was reflected as nonsegment expenses.

    The 1993 Special Charges also included expenses associated with the Baroid merger totaling $31 million and consisting of the following (in millions):

        Employee severance costs..............................    $ 11.3
        Foreign taxes associated with change of ownership.....       8.0
        Professional fees.....................................       5.0
        Write-off of debt issuance cost.......................       3.7
        Advisory fees paid to Baroid officers.................       3.0
                                                                  ------
                                                                  $ 31.0
                                                                  ------
                                                                  ------

    Baroid's Board of Directors concluded that the Advisory fee of $3 million was warranted in view of the time and service required of certain officers to negotiate and bring about the Merger and the fact that, as a result of their time and service, no investment banker was needed or hired by Baroid to represent Baroid in negotiating the Merger. Such amounts were determined to be reasonable in relation to avoided costs of investment banking fees.

    In 1992 the Company recorded special charges totaling $70.0 million. The charges provided $35.0 million for the restructuring of the pump joint venture, $25.0 million for restructuring and termination costs in other operations, and $10.0 million primarily for the settlement of special warranty claims. The special charges reduced segment earnings of Oilfield Services by $17.1 million and Hydrocarbon Processing Industry by $49.3 million. The remaining $3.6 million was reflected as nonsegment expenses.

    In 1991, special charges of $26.2 included $14.9 for the write-off of capitalized intangible assets related to a non-compete agreement and $11.3 for termination costs and plant closings.

NOTE O -- DISCONTINUED OPERATIONS

    In 1992, the Company decided to dispose of its Environmental Products business and recorded a $12.0 million charge for the estimated costs of disposal and future operating losses.

    In March 1992, the Company completed the sale of its Atlas Bradford subsidiary for approximately $15 million in total consideration consisting of $10.2 million in cash plus retained accounts receivable. In July 1992, the Company completed the sale of its Shaffer subsidiary for approximately $36 million in cash. Estimated future losses of Atlas Bradford and Shaffer were accrued in the estimated loss on disposition of $16.0 million that was provided for in 1991.

    Effective August 1, 1992, the Company divested its industrial products and equipment businesses including its 50% interest in Komatsu Dresser Company. The divestiture/spin-off was accomplished by a distribution of one INDRESCO share for every five shares of the Company's common stock.

    The results of operations, net of income taxes, for Environmental Products (including the $12 million charge in 1992), Atlas Bradford, Shaffer and for the INDRESCO businesses are reported as discontinued operations.

    Summarized  information  on  Discontinued  Operations  is  as  follows   (in
millions):

                                                                1992       1991
                                                               -------    -------
Net sales revenues..........................................   $ 499.5    $ 800.6
                                                               -------    -------
                                                               -------    -------
Loss before income taxes....................................   $ (39.2)   $  (3.4)
Income tax expense (benefit)................................      (3.9)       6.0
                                                               -------    -------
  Net loss before extraordinary item........................     (35.3)      (9.4)
Tax benefits from loss carryforwards........................     --           1.4
                                                               -------    -------
    Net loss................................................   $ (35.3)   $  (8.0)
                                                               -------    -------
                                                               -------    -------

NOTE P -- FINANCIAL INSTRUMENTS -- FAIR VALUE AND OFF-BALANCE-SHEET RISKS

    The carrying amounts of cash and cash equivalents, short-term investments and accounts and notes payable approximates fair value because of the short maturity of those instruments. The carrying amount of long-term debt is approximately $25 million less than the fair value of the long-term debt.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P -- FINANCIAL INSTRUMENTS -- FAIR VALUE AND OFF-BALANCE-SHEET RISKS (CONTINUED)

    The Company has cash and cash equivalents held in currencies other than local currencies, and receivables and payables to be settled in currencies other than local currencies. These financial assets and liabilities create exposure to potential foreign exchange gains and losses arising on future changes in currency exchange rates. The Company protects against such risks by entering into forward exchange contracts. The Company does not engage in speculation, nor does the Company typically hedge nontransaction-related balance sheet exposure. The fair value of foreign exchange contracts is based on year-end quoted rates for contracts with similar terms and maturity dates. At October 31, 1993, the Company had $237 million of forward exchange contracts outstanding, 98% of which were in European currencies. However, such fair values are offset by gains and losses on the assets and liabilities hedged by such contracts, so that there is no significant difference between the recorded value and fair value of the Company's net foreign exchange position.

NOTE Q -- INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

    The Company's industry segments are outlined below. See Notes A, C and O for information about the merger of Dresser and Baroid, changes in joint venture operations and discontinued operations.

OILFIELD SERVICES

    The Segment provides products and technical services utilized in the worldwide search for and development of crude oil and natural gas through exploration, drilling and production activities. Principal products and services of consolidated operations include drilling fluid systems, drill bits, measurement-while-drilling services, directional drilling services, downhole production tools, pipe coating, ball valves and underwater pre-drilling and production services. The Western Atlas unconsolidated joint venture which the Company has sold as discussed in Note S provided integrated reservoir description services, seismic services, core analysis and wireline logging services. The Bredero Price and TK Valve & Manufacturing acquired operations, and the merged Baroid operations are included in this segment (See Note D).

HYDROCARBON PROCESSING INDUSTRY

    The Segment provides highly engineered products, which are essential to the transportation and processing of various hydrocarbon raw materials, the conversion of the hydrocarbon raw materials into higher value-added energy forms and the marketing of refined products. Principal products, services and systems of consolidated operations include compressor, turbines, diesel engines, measurement and control devices, gas meters, piping specialties and gasoline dispensing systems along with related repair services. The Ingersoll-Dresser Pump unconsolidated joint venture provides pumps along with related repair services.

ENGINEERING SERVICES

    The Segment, which consists of the M. W. Kellogg Company, is involved in the design, engineering and construction of energy-related complexes throughout the world.

    Total revenues include sales and services to unaffiliated customers and either intersegment sales and services or intergeographic area sales and services. The intersegment and intergeographic area sales and services are accounted for at prices which approximate arm's length market prices.

    Operating profit consists of total revenues less total operating expenses and includes equity earnings or losses from unconsolidated affiliates. General corporate expenses, foreign exchange gains or losses, interest income and expense, and other income and expenses (including administrative and

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q -- INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA (CONTINUED)

general expenses applicable to divested operations) not identifiable with a segment have been excluded in determining operating profit. Identifiable assets are those assets that are identified with particular segments. Corporate assets are principally cash and cash equivalents and deferred income tax benefits.

INDUSTRY SEGMENT FINANCIAL INFORMATION

    The financial information by industry segment for the years ended October 31, 1993, 1992 and 1991 is included in Management's Discussion and Analysis included elsewhere in this report, and is an integral part of this Note to Supplemental Consolidated Financial Statements.

GEOGRAPHIC AREA FINANCIAL INFORMATION

    The financial information by Geographic Area is as follows (in millions):

                                                                 1993         1992         1991
                                                               ---------    ---------    ---------
Sales and service revenues:
  United States.............................................   $ 2,570.3    $ 2,418.5    $ 2,442.6
  Canada....................................................       164.0        108.6        134.1
  Latin America.............................................       251.9        167.7        193.7
  Europe....................................................     1,215.9      1,161.5      1,170.0
  Mid East, Far East and Africa.............................       841.7        695.5        740.7
Intergeographic area sales and service revenues:
  United States.............................................       252.8        146.1        149.4
  Canada....................................................         3.4          2.8          1.6
  Latin America.............................................          .7          2.1          1.8
  Europe....................................................        78.6         40.0         43.0
  Mid East, Far East and Africa                                     24.3         31.2         24.9
Eliminations................................................      (359.8)      (222.2)      (220.7)
                                                               ---------    ---------    ---------
    Total sales and service revenues........................   $ 5,043.8    $ 4,551.8    $ 4,681.1
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
Operating profit:
  United States.............................................   $   187.0    $    54.0    $   155.8
  Canada....................................................        27.4         11.5         20.3
  Latin America.............................................        16.8         18.0         13.0
  Europe....................................................        89.7         72.1         71.8
  Mid East, Far East and Africa.............................        99.6         72.5         50.1
  Adjustments and Eliminations..............................          .2          (.7)       (11.8)
                                                               ---------    ---------    ---------
    Subtotal................................................       420.7        227.4        299.2
                                                               ---------    ---------    ---------
Major Joint Ventures:
  United States.............................................        24.8         19.7         35.1
  Canada....................................................          .8          2.9          1.5
  Latin America.............................................          .7          5.7         11.7
  Europe....................................................        17.8         34.6         24.0
  Mid East, Far East and Africa.............................        16.5         17.7          7.5
                                                               ---------    ---------    ---------
    Subtotal................................................        60.6         80.6         79.8
                                                               ---------    ---------    ---------
      Total operating profit................................   $   481.3    $   308.0    $   379.0
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q -- INFORMATION BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA (CONTINUED)

                                                                 1993         1992         1991
                                                               ---------    ---------    ---------
Identifiable assets:
  United States.............................................   $ 2,184.8    $ 2,004.5    $ 1,617.9
  Canada....................................................        93.9         96.5         77.4
  Latin America.............................................       196.2        234.6        133.7
  Europe....................................................     1,083.2        791.7        824.3
  Mid East, Far East and Africa.............................       427.4        277.9        261.1
  Adjustments and eliminations..............................      (155.5)      (131.4)      (138.7)
                                                               ---------    ---------    ---------
    Total identifiable assets...............................   $ 3,830.0    $ 3,273.8    $ 2,775.7
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------
United States export sales:
  Canada....................................................   $    41.4    $    26.8    $    39.0
  Latin America.............................................       180.3        126.7        101.6
  Europe....................................................        49.6         34.7         24.7
  Mid East, Far East and Africa.............................       379.3        246.1        188.5
                                                               ---------    ---------    ---------
    Total United States export sales........................   $   650.6    $   434.3    $   353.8
                                                               ---------    ---------    ---------
                                                               ---------    ---------    ---------

NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                QUARTERS ENDED
                                                              ---------------------------------------------------
                                                              JANUARY
                                                                 31       APRIL 30         JULY 31    OCTOBER 31
                                                              --------  ------------       --------  ------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
1993:
  Net sales and service revenues............................  $1,118.3  $1,252.2           $1,276.9  $1,396.4
  Gross earnings............................................     251.7     303.9              320.7     367.6
    Net earnings............................................  $   23.8   $   8.4(1)        $   43.9  $   52.1(2)
                                                              --------  ------------       --------  ------------
                                                              --------  ------------       --------  ------------
  Earnings per common share.................................  $    .14   $   .05           $    .25  $    .30
                                                              --------  ------------       --------  ------------
                                                              --------  ------------       --------  ------------
1992:
  Net sales and service revenues............................  $1,060.9  $1,127.8           $1,150.5  $1,212.6
  Gross earnings............................................     239.3     254.2              277.9     293.2
  Net earnings (loss)
    Continuing operations...................................      13.8      19.7               35.7      23.0(3)
    Discontinued operations.................................      (6.0)      1.3              (12.0)    (18.6)(4)
                                                              --------  ------------       --------  ------------
    Subtotal before extraordinary items and accounting
     changes................................................       7.8      21.0               23.7       4.4
    Extraordinary items.....................................     --         (3.7)             --         (2.6)
    Cumulative effect of accounting changes.................    (393.8)    --                 --        --
                                                              --------  ------------       --------  ------------
    Total net earnings(loss)................................  $ (386.0)  $  17.3           $   23.7  $    1.8
                                                              --------  ------------       --------  ------------
                                                              --------  ------------       --------  ------------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                                QUARTERS ENDED
                                                              ---------------------------------------------------
                                                              JANUARY
                                                                 31       APRIL 30         JULY 31    OCTOBER 31
                                                              --------  ------------       --------  ------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
  Earnings(loss) per common share
    Continuing operations...................................  $   .08   $    .11           $    .21  $    .14
    Discontinued operations.................................     (.04 )      .01               (.07)     (.10)
                                                              --------  ------------       --------  ------------
      Subtotal before extraordinary items and accounting
       changes..............................................      .04        .12                .14       .04
    Extraordinary items.....................................    --          (.02)             --         (.02)
    Cumulative effect of accounting changes.................    (2.29 )    --                 --        --
                                                              --------  ------------       --------  ------------
      Total net earnings (loss).............................  $ (2.25 ) $    .10           $    .14  $    .02
                                                              --------  ------------       --------  ------------
                                                              --------  ------------       --------  ------------

- ------------------------
(1) Includes after-tax special charges for settlement of Parker & Parsley litigation of $41 million.
(2)  Includes $31 million after tax special charge for merger expenses.
(3) Includes after-tax special charges for restructuring costs, termination costs and special warranty claims of $36 million.
(4) Includes $12 million for the estimated costs of disposal and future operating losses.

NOTE S -- SUBSEQUENT EVENTS (UNAUDITED)

    On January 28, 1994, the Company sold its 29.5% interest in Western Atlas International, Inc. (WAII) to a wholly-owned subsidiary of Litton Industries, Inc. for $358 million in cash and $200 million in 7 1/2% notes due over seven years. The Company will recognize an after-tax gain of approximately $147 million in the first quarter of fiscal year 1994.

    As indicated in Note A, Dresser and Baroid merged as of January 21, 1994. Following the merger, the Company is required by the Antitrust Division of United States Department of Justice to dispose of either its 64% general partnership interest in M-I Drilling Fluids Company (M-I) or its 100% interest in Baroid Drilling Fluids Inc. by June 1, 1994. On March 2, 1994, the Company completed the sale of its 64% interest in M-I to Smith International, Inc. for $80 million in cash and $80 million in short-term notes. The impact of the sale on the statement of earnings cannot be determined until the final February balance sheet of M-I is available.


    The following Unaudited Pro Forma Condensed Statement of Earnings assumes that the sale of interests in WAII and M-I had occurred on November 1, 1992. The following Unaudited Pro Forma Condensed Balance Sheet assumes that the same sales had occurred on October 31, 1993. The pro forma financial statements are provided for comparative purposes only. They are based on the Supplemental Consolidated Financial Statements of which this Note is a part. The pro forma information does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations.

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE S -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF EARNINGS
                          YEAR ENDED OCTOBER 31, 1993

                                                                  ELIMINATE
                                                       ELIMINATE    M-I
                                           SUPPLE-     WESTERN    DRILLING    ADJUST-       PRO
                                            MENTAL      ATLAS      FLUIDS      MENTS       FORMA
                                          ----------   --------   --------   ---------   ----------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales and service revenues..............  $  5,043.8   $ --       $(398.6)   $--         $  4,645.2
Cost of sales and services..............    (3,792.9)    --         234.8     --           (3,558.1)
                                          ----------   --------   --------   ---------   ----------
  Gross earnings........................     1,250.9     --        (163.8)    --            1,087.1
                                          ----------   --------   --------   ---------   ----------
Earnings from major unconsolidated joint
 ventures...............................        60.6     (39.2)     --        --               21.4
Selling, engineering, administrative and
 general expenses.......................      (961.9)    --         145.3     13.0(a)        (803.6)
Special charges.........................      (105.1)    --         --        --             (105.1)
                                          ----------   --------   --------   ---------   ----------
  Earnings from operations..............       244.5     (39.2)     (18.5)    13.0            199.8
                                          ----------   --------   --------   ---------   ----------
Other income (deductions)
  Interest expense, net.................       (24.8)    --           (.3)    26.4(b)           1.3
  Retiree benefit curtailment...........        12.8     --         --        --               12.8
  Other, net............................        35.4     --          (6.6)    --               28.8
                                          ----------   --------   --------   ---------   ----------
    Total...............................        23.4     --          (6.9)    26.4             42.9
                                          ----------   --------   --------   ---------   ----------
  Earnings before income taxes and
   minority interest....................       267.9     (39.2)     (25.4)    39.4            242.7
Income taxes............................       (95.5)     15.7        9.9    (13.8)(c)        (83.7)
Minority interest.......................       (44.2)    --           7.6     --              (36.6)
                                          ----------   --------   --------   ---------   ----------
  Earnings from continuing operations...  $    128.2   $ (23.5)   $  (7.9)   $25.6       $    122.4
                                          ----------   --------   --------   ---------   ----------
                                          ----------   --------   --------   ---------   ----------
  Per share.............................  $      .74                                     $      .70
                                          ----------                                     ----------
                                          ----------                                     ----------
Average common shares outstanding.......       174.3                                          174.3
                                          ----------                                     ----------
                                          ----------                                     ----------
Adjustments:
  (a) Anticipated reduction in Baroid
      corporate expenses................  $     13.0
                                          ----------
                                          ----------
  (b) Interest on $200 million note
      received as part of proceeds from
      sale of Western Atlas.............  $     15.0
     Reduction in interest expense due
      to use of proceeds to reduce
      debt..............................        11.4
                                          ----------
                                          $     26.4
                                          ----------
                                          ----------
  (c) Adjustment to income taxes, as
      follows:
      Adjustment to earnings before
       taxes and minority interest......  $     39.4
                                          ----------
      Tax thereon at 35%................  $    (13.8)
                                          ----------
                                          ----------

                   DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE S -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                OCTOBER 31, 1993

                                                      RECLASSIFY
                                                        M-I                 SALE OF
                                                      DRILLING   SALE OF      M-I
                                           SUPPLE-     FLUIDS    WESTERN    DRILLING    USE OF
                                           MENTAL     FOR SALE    ATLAS      FLUIDS    PROCEEDS   PRO FORMA
                                          ---------   --------   --------   --------   --------   ---------
                                                                    (IN MILLIONS)
                                                  ASSETS
Current Assets:
  Cash and cash equivalents.............  $   272.8   $    .5    $ 358.0    $  80.0    $(406.2)   $  305.1
  Notes and accounts receivable, net....      854.8    (103.9)     --          80.0      --          830.9
  Inventories...........................      728.3     (92.1)     --         --         --          636.2
  Deferred income taxes.................      100.9     --         --         --         --          100.9
  Business held for sale................     --         123.5      --        (123.5)     --          --
  Other current assets..................       46.5      (2.6)     --         --         --           43.9
                                          ---------   --------   --------   --------   --------   ---------
    Total...............................    2,003.3     (74.6)     358.0       36.5     (406.2)    1,917.0
Investments in and receivables from
 major unconsolidated joint ventures....      414.4     --        (279.2)     --         --          135.2
Intangibles.............................      610.7      (2.9)     --         --         --          607.8
Deferred income taxes...................      210.9       (.3)     --         --         --          210.6
Long-term receivables...................        5.0     --         200.0      --         --          205.0
Other assets............................      184.7     (15.3)     --         --         --          169.4
Property, Plant and Equipment -- at
 cost...................................    2,340.3    (270.9)     --         --         --        2,069.4
Accumulated depreciation................    1,398.6    (217.0)     --         --         --        1,181.6
                                          ---------   --------   --------   --------   --------   ---------
  Properties, net.......................      941.7     (53.9)     --         --         --          887.8
                                          ---------   --------   --------   --------   --------   ---------
    Total Assets........................  $ 4,370.7   $(147.0)   $ 278.8    $  36.5    $(406.2)   $4,132.8
                                          ---------   --------   --------   --------   --------   ---------
                                          ---------   --------   --------   --------   --------   ---------
                                 LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Short-term debt.......................  $   306.8   $  (1.0)   $ --       $ --       $(276.5)   $   29.3
  Accounts payable......................      367.8     (27.3)     --         --         --          340.5
  Advances from customers on
   contracts............................      288.3       (.6)     --         --         --          287.7
  Accrued compensation and benefits.....      240.3      (7.3)     --         --         --          233.0
  Income taxes..........................      102.3       (.9)     129.7      --        (129.7)      101.4
  Other current liabilities.............      399.2     (17.5)     --          22.3      --          404.0
                                          ---------   --------   --------   --------   --------   ---------
    Total...............................    1,704.7     (54.6)     129.7       22.3     (406.2)    1,395.9
Employee retirement benefit
 obligations............................      707.6     (20.4)     --         --         --          687.2
Long-term debt..........................      486.7       (.1)     --         --         --          486.6
Other liabilities.......................      103.0     --         --         --         --          103.0
Minority interest.......................      154.9     (71.9)     --         --         --           83.0
Shareholders' Investment --
  Common shares.........................       43.7     --         --         --         --           43.7
  Capital in excess of par..............      366.7     --         --         --         --          366.7
  Retained earnings.....................      951.0     --         147.0      --         --        1,098.0
  Cumulative translation adjustment.....     (130.2)    --           2.1       14.2      --         (113.9)
  Pension liability adjustment..........      (13.8)    --         --         --         --          (13.8)
                                          ---------   --------   --------   --------   --------   ---------
                                            1,217.4     --         149.1       14.2      --        1,380.7
  Treasury shares, at cost..............        3.6     --         --         --         --            3.6
                                          ---------   --------   --------   --------   --------   ---------
    Total Shareholders' Investment......    1,213.8     --         149.1       14.2      --        1,377.1
                                          ---------   --------   --------   --------   --------   ---------
Total Liabilities and Shareholders'
 Investment.............................  $ 4,370.7   $(147.0)   $ 278.8    $  36.5    $(406.2)   $4,132.8
                                          ---------   --------   --------   --------   --------   ---------
                                          ---------   --------   --------   --------   --------   ---------

                          [ERNST & YOUNG LETTERHEAD]


                        REPORT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors of Baroid Corporation:

We have audited the consolidated balance sheet of Baroid Corporation and Subsidiaries as of December 31, 1992, and the related consolidated statements of income, cash flows and stockholders' equity for the year then ended. Our audit also included the financial statement shedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Baroid Corporation and Subsidiaries at December 31, 1992, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material repects the information set forth therein.


                                         /s/ERNST & YOUNG
                                         -------------------
                                         Ernst & Young

Houston, Texas
February 4, 1993

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Baroid Corporation:

     We have audited the consolidated statements of income, cash flows and stockholders' equity of Baroid Corporation and Subsidiaries for the year ended December 31, 1991 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidencing supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statments referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for Baroid Corporation and Subsidiaries for the year ended December 31, 1991, in conformity with generally accepted accounting principles.


                                        /s/COOPERS & LYBRAND
                                        ---------------------
                                        Coopers & Lybrand

Houston Texas
March 3, 1994

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS FOR THE MERGER OF DRESSER INDUSTRIES, INC. AND BAROID CORPORATION

     The following pro forma unaudited combined condensed balance sheet and statement of earnings reflect the merger of Dresser Industries, Inc. (Dresser) with Baroid Corporation (Baroid). The merger of Dresser and Baroid has been accounted for as a pooling of interests. The following pro forma unaudited combined condensed balance sheet as of October 31, 1993 assumes that the merger had occurred on October 31, 1993. The following pro forma unaudited combined condensed statement of earnings for the year ended October 31, 1993 assumes that the merger had occurred on November 1, 1992.

     The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results which would have been obtained if the merger had been effected on the dates indicated or of those results which may be obtained in the future. The pro forma adjustments are described in footnotes to the unaudited pro forma combined condensed balance sheet and statement of earnings.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF OCTOBER 31, 1993
                                  (In millions)


                                                            Adjust-
                                      Dresser    Baroid      ments     Pro Forma
                                     ---------  --------    -------   ----------
ASSETS
Current Assets
  Cash and cash equivalents...       $  239.1   $   33.7     $   .-   $  272.8
  Notes and accounts
     receivable...............          646.3      208.5         .-      854.8
  Inventories.................          592.4      135.9         .-      728.3
  Deferred income taxes.......          100.9         .-         .-      100.9
  Other current assets........           36.2       10.3         .-       46.5
                                     --------   --------    -------   --------
     Total Current Assets.....        1,614.9      388.4         .-    2,003.3

  Investments in and
     receivables from major
     unconsolidated joint
     ventures.................          414.4         .-         .-      414.4
  Intangibles.................          561.9       48.8         .-      610.7
  Deferred income taxes.......          229.2      (18.3)        .-      210.9
  Other assets................          135.1       54.6         .-      189.7

  Property, plant and
     equipment - at cost......        1,736.6      603.7         .-    2,340.3
  Accumulated deprecation.....        1,050.2      348.4         .-    1,398.6
                                     --------   --------    -------   --------
     Total Properties - Net...          686.4      255.3         .-      941.7
                                     --------   --------    -------   --------
         Total Assets.........       $3,641.9   $  728.8   $     .-   $4,370.7
                                     --------   --------    -------   --------
                                     --------   --------    -------   --------

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities
  Short-term debt.............       $  230.8   $   76.0   $     .-   $  306.8
  Accounts payable............          269.8       98.0         .-      367.8
  Advances from customers on
     contracts................          288.3         .-         .-      288.3
  Accrued compensation and
     benefits.................          197.8       42.5         .-      240.3
  Income taxes................          100.9        1.4         .-      102.3
  Other current liabilities...          345.0       54.2         .-      399.2
                                     --------   --------    -------   --------
     Total Current
       Liabilities............        1,432.6      272.1         .-    1,704.7

Employee retirement benefit
  obligation..................          707.6         .-         .-      707.6
Long-term debt................          308.3      178.4         .-      486.7
Deferred compensation,
  insurance reserves, and
  other liabilities...........           98.5        4.5         .-      103.0
Minority interest.............          151.3        3.6         .-      154.9

Shareholders' Investment
  Common shares...............           41.6        9.2       (7.1)      43.7
  Capital in excess of par
     value....................          434.7      306.9     (374.9)     366.7
  Retained earnings...........          954.6       (3.6)        .-      951.0
  Cumulative translation
     adjustments..............          (87.9)     (42.3)        .-     (130.2)
  Pension liability
     adjustment...............          (13.8)       .-          .-      (13.8)
                                     --------   --------    -------   --------
                                      1,329.2      270.2     (382.0)   1,217.4
  Treasury shares, at cost....          385.6         .-     (382.0)       3.6
                                     --------   --------    -------   --------
     Total Shareholders'
       Investment.............          943.6      270.2         .-    1,213.8
                                     --------   --------    -------   --------
       Total Liabilities and
         Shareholders'
         Investment...........       $3,641.9   $  728.8   $     .-   $4,370.7
                                     --------   --------    -------   --------
                                     --------   --------    -------   --------

Note: Adjustments reflect the exchange of Dresser common stock, including
      Treasury shares, for Baroid common stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                           YEAR ENDED OCTOBER 31, 1993
                      (In millions, except per share data)


                                                           Adjust-
                                      Dresser    Baroid     ments        Pro Forma
                                    ----------  --------  ---------     -----------

Sales and service revenues.         $ 4,216.0   $  827.8  $      .-     $ 5,043.8
Cost of sales and services.          (3,170.3)    (622.6)        .-      (3,792.9)
                                     --------   --------    -------     ---------
  Gross earnings...........           1,045.7      205.2         .-       1,250.9
Earnings from major
  unconsolidated joint
  ventures.................              60.6         .-         .-          60.6
Selling, engineering,
  administrative and
  general expenses.........            (812.4)    (149.5)      13.0(a)     (948.9)
Special charges............             (75.1)     (30.0)        .-        (105.1)
                                     --------   --------    -------     ---------
  Earnings from operations.             218.8       25.7       13.0         257.5
                                     --------   --------    -------     ---------
Other income (deductions)
  Interest earned (expense),
      net....................           (11.4)     (13.4)        .-         (24.8)
  Retiree benefit
      curtailment gain.......            12.8         .-         .-          12.8
  Other, net...............              30.9        4.5         .-          35.4
                                     --------   --------    -------     ---------
      Total..................            32.3       (8.9)        .-          23.4
                                     --------   --------    -------     ---------
Earnings before income
  taxes and minority
  interest.................             251.1       16.8       13.0         280.9
Income taxes...............             (81.7)     (13.8)      (4.6)(b)    (100.1)
Minority interest..........             (42.7)      (1.5)        .-         (44.2)
                                     --------   --------    -------     ---------
  Earnings from continuing
     operations..............        $  126.7   $    1.5   $    8.4     $   136.6
                                     --------   --------    -------     ---------
                                     --------   --------    -------     ---------

   Per share...............          $    .92   $    .02                $     .78
                                     --------   --------                ---------
                                     --------   --------                ---------
Average common shares
  outstanding..............             137.3       92.4                    174.3
                                     --------   --------                ---------


Adjustments:
(a)  Anticipated reduction in Baroid corporate expenses.
(b)  Tax at 35 percent on the expense reduction.


                                  EXHIBIT INDEX

Exhibit No.            Description
- -----------            -----------


2.1             Agreement and Plan of Merger dated as of September 7, 1993.
                (Incorporated by reference to Exhibit 2.1 to Registrant's Registration Statement on Form S-4, Registration No. 33-50563).

23.1            Consent of Price Waterhouse.

23.2            Consent of Ernst & Young.

23.3            Consent of Arthur Andersen & Co.

23.4            Consent of Coopers & Lybrand.